SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------


                                     FORM 10/A

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                                -----------------


                          Pursuant to Section 12(g) of
                       The Securities Exchange Act of 1934

                            DRUCKER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                                            (N/A)
-----------------------------                                -----
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization                             Identification No.)


#1- 1035 Richards Street, Vancouver, B.C. Canada                       V6B 3E4
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

                                  (604)681-4421
                                  -------------
               Registrant's telephone number, including area code:


        Securities to be registered pursuant to Section 12(b)of the Act:


Title of each class                           Name of each exchange on which
to be so registered                           each class is to be registered

      None                                                 None

Securities to be registered pursuant to Section 12(g) of the Act:

   Title of class
         Common                     50,000,000 Shares of Common Stock

                                TABLE OF CONTENTS

                                     PART I

                                                                          Page

Item 1.    Description of Business ..................................     3

Item 2.    Financial Information ....................................     10

Item 3.    Properties ...............................................     15

Item 4.    Security Ownership of Certain
            Beneficial Owners and Management ........................     17

Item 5.    Directors and Executive Officers .........................     18

Item 6.    Executive Compensation ...................................     20

Item 7.    Certain Relationships and Related
            Transactions ............................................     22

Item 8.    Legal Proceedings ........................................     23

Item 9.    Market Price of and Dividends on
            Registrants Common Equity and
            Related Stockholder matters .............................     23

Item 10.   Recent Sales of Unregistered Securities...................     24

Item 11.   Description of Securities ................................     35

Item 12.   Indemnification of Directors and Officers ................     37

Item 13.   Financial Statements and Exhibits ........................     37

Item 14.   Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure .....................     38

Item 15.   Financial Statements and
            Supplementary Data ......................................     38

                    Exhibit Index ...................................     39

                    Signatures ......................................     41

ITEM 1.  DESCRIPTION OF BUSINESS

     (a)  General Description and Development of Business.

                               HISTORY OF COMPANY
                           (Through December 31, 1995)

     On February 4, 1971, the Registrant was incorporated under the laws of the State of Idaho, under the name of Monetary Metals Corporation.

     On December 16, 1988, Drucker Sound Design Corporation was incorporated under the laws of the State of California.

     On October 18, 1989, Gul Industries Corp. was incorporated under the laws of the State of Delaware.

     On December 14, 1989, the Registrant entered into an Agreement and Plan of Reorganization, whereby the issuer acquired 100% of the assets subject to liabilities of Drucker Sound Design Corporation, a California corporation. The Registrant began engaging in the manufacturing and distribution of audio, cellular, C.B., radar, and other electronic installation systems for automobiles. The Company decided to redomicile in Delaware and entered into a merger agreement with Gul Industries, Inc., a Delaware corporation. On April 16, 1990, the Registrant filed Articles of Amendment in the State of Idaho changing its name from Monetary Metals Corporation to Drucker Sound Design Corporation. On June 6, 1990, Gul Industries Corp. filed a Certificate of Amendment to the State of Delaware changing its name to Drucker Sound Design Corporation. On June 19, 1990, a Certificate of Merger was filed in the State of Delaware. On August 7, 1990, a Certificate of Merger was filed in the State of Idaho. Prior to September 1991, the Registrant discontinued engaging in the business of manufacturing and distributing of audio, cellular, C.B., radar, and other electronic installation systems for automobiles. On September 4, 1991, the Registrant filed Certificate of Amendment in the State of Delaware changing its name to Drucker Industries, Inc.

     In September 1991, the Company purchased the license to the "N-Viro Process" in Japan from N-Viro Energy Systems, Ltd. for $466,063. The Company made a $100,000 down payment and paid the balance by quarterly installments. The Company was delinquent on minimum royalty payments due June 30, 1994 and September 30, 1994, totalling $50,000, and consequently all rights and privileges granted to the Company under the license agreement were cancelled by the licensor. The license agreement costs, net of accumulated amortization, were written-off during the year ended December 31, 1994.

     No activities were conducted in 1995.

                              THE COMPANY BUSINESS

1.   General Operations
     ------------------

     The Company has had very limited operations within the last three years, and such operations have been restricted to investigation of opportunities, evaluation and negotiations of the joint venture agreements described hereafter.

     Current Business
     ----------------

     The Company was inactive until late 1996. In early 1997, the Company negotiated joint venture farm-in agreements with two Vancouver based oil companies for a 50% interest in certain oil projects in the People's Republic of China. The Company's primary business focus is the acquisition, exploration and development of mineral properties and oil and natural gas properties. The Registrant has contractual interests in the following described in (d) below.

     The Company anticipates that its business will require capital to take advantage of business opportunities and to make required financial investments under the joint venture agreements. The Company intends to use the capital Markets of the United States and Europe to secure the capital funding required by the Company and its acquired operations. It has no commitments for funding as of the date of this registration statement, nor anticipated sources of debt or equity funding.










                        (SPACE INTENTIONALLY LEFT BLANK)

                        12 MONTH OPERATING BUDGET - 1997
                        --------------------------------

Capital Raised                                                         5,179,500

Projected Oil Income (assumed for purposes of budget only)               120,000
                                                     ----
Interest Income                                                           60,000
                                                                       ---------

                         Total Cash Resources                          5,359,500
                                                                       =========

                               Richi Joint Venture

Office and Business License (China)                                      100,000

Geology Survey                                                           240,964

KV Finger Print Survey                                                    70,000

Land - 10Km2                                                             243,902

2 Exploratory Wells - 2,200 m                                            800,000

Yinchuan Office Operating                                                180,723
                                                                       ---------

                                          Total                        1,635,589
                                                                       ---------

                               Milco Joint Venture

Office and Business License (China)                                      100,000

Geology Survey                                                            70,000

Land - 10Km2                                                             243,902

3 Wells - 1,000 m                                                        420,000

Xian Office Operating                                                    140,843
                                                                       ---------

                                           Total                         974,746
                                                                       ---------

                                  North America

Personnel                                                                100,000

Rent                                                                      24,000

Office & Administration                                                   24,000

Communications                                                            20,000

Travel                                                                    50,000

Professional Services                                                    150,000

Stock Transfer & Filing                                                  100,000
                                                                       ---------

                                            Total                        468,000
                                                                       ---------

      TOTAL CASH EXPENDITURES                                          3,078,335
                                                                       =========


     The Company's current business plan is in oil and gas production, exploration, and foreign minerals joint ventures. The Company has determined that it must build an asset base through acquisition of assets; by exchange of stock for other companies, real estate, oil and gas leases, oil and gas properties for production or workover/if necessary, or gas pipelines if the opportunity to exchange stock for pipeline interests as arises. The Company believes that debt will rarely be desirable to acquire any asset or business. The Company may acquire other assets by exchange of stock and will consider the following factors in approving such acquisition:

     1.   The affect on the financial statements of the Company.

     2.   The affect on the debt position of the Company.

     3. The potential for appreciation on the asset, or the profit potential, if any.

     4.   The market value, if determinable, of the asset.

     5. The cost of increasing the asset value, or making the asset produce income if oil and gas leases or interests, are to be acquired; the costs of testing, drilling, operations, workover, and the risks of loss therefrom, to attempt to achieve oil and gas production. (No formula is set for such determination due to numerous unknown factors. It is solely the discretionary decision based on subjective judgments whether or not to drill, explore or attempt workover).

     6. The asset value per share of the asset being acquired. No formula has been set, but the Company would follow the general consideration that each successive acquisition would contribute asset value or revenue to the company.

     The Company intends to pursue acquisitions which appear to hold potential for adding equity and/or cash flow to the Company.

     The Company has not established, and does not intend to formally establish, criteria for the selection or evaluation of oil and gas properties or participations. When a property is located which the management, in its opinion, believes holds the potential for profit for the Company, an attempt will be made to secure an option, or lease, in the property. Shareholder approval will not be sought for property acquisitions. Therefore, shareholders will be dependent upon the judgment of management in selecting properties (see "Management"). If such an interest is acquired, the Company will then expend funds for preliminary exploration and testing of the property to determine the feasibility of production of such property. Based on the results of such preliminary testing, the Company will decide, without shareholder approval, whether to acquire or abandon the property. A property may be acquired by outright purchase; by purchasing or leasing the oil, gas or mineral rights of the property; or by exchange of the shares for leases or interests in properties.

     The Company may expend funds to rework, explore or test any properties its acquires to determine the economic production feasibility of such properties. The Company will rely on outside consultants (none of whom have been designated) to provide management with competent evaluation and recommendations concerning property or interests in properties to be considered for acquisition. The Company has no agreement or understanding, express or implied, with any outside professional; and there is no assurance that it will be able to retain the services of competent experts or as to the fees which such experts will charge the Company. Based upon the results of such exploration and tests, as interpreted by management, the Company will then determine whether such properties should be acquired, explored further, sold or leased to a third party, held for possible later development or abandoned; or whether development to production should be attempted by the Company either by itself or through joint venture or other business arrangements with other companies or entities.

                  The Company owns no subsidiaries.

     The Company currently maintains its offices #1- 1035 Richards Street, Vancouver, B.C. Canada V6B 3E4. Its telephone number is 604-681-4421.

     (b)  Parents and Subsidiaries

                  Parent
                  ------

                         DRUCKER INDUSTRIES, INC., a Delaware corporation

                  Subsidiaries
                  ------------

                         None


     (c)  Oil and Gas Activities.

     Registrants oil and gas exploration, development and production activities have been limited due to lack of capital and lack of focus in such area prior to late 1996. The Company has commenced preparation to attempt to finance its oil & gas joint ventures in China and intends to actively pursue opportunities in oil and gas in China over the next year.

     The Company's proposed principal areas of activities are described below.

     Exploration and Production Activity. The Company's strategy with respect to its oil exploration related activities is to identify geological areas in which the Company may invest or participate in non-producing or producing oil and gas prospects or joint ventures for development and where the company may lease prospects for oil and gas exploration.

     During the last five (5) fiscal years, the parent Company conducted no exploration activities on oil and gas properties as a consult or otherwise. The Company may agree to assign rights in certain properties to be drilled to the general or managing partner of a partnership or joint venture which thereby becomes the owner of the working interest in the property. The Company may also agree to supervise and manage all drilling activities on the property and to obtain through subcontractors, all necessary drilling and related services and equipment. The Company actively reviews prospects for putting together exploration or development drilling joint ventures, but currently has no proposal being negotiated on any specific property, least or asset, not otherwise discussed herein.

     The Company does not own any drilling rigs, nor does it employ drilling or operating crews. The Company will not be the actual contract driller of wells. The Company will contract with third-party drilling companies to drill oil and gas wells on a fixed-cost (turnkey) basis. Once a well has reached its desired depth, the Company, in consultations with experts, will then determine whether to complete such wells and/or to plug and abandon the well. All well completion activities are conducted under supervision of the Company and its consultants, by third party service contractors.

     The Company is not carrying any reserve values of any properties due to the lack of any production. The Company intends to attempt to workover some of the additional wells within the next 6 months.

     Financing of Oil and Gas Activities. The Company's oil and gas financing activities will be conducted primarily pursuant to ventures with Independent companies and through Joint Ventures in which the Company acts as managing venturer ("Company-Joint Ventures"). The Company has contacted numerous independent companies who have indicated an interest in participating in near term financing if the project interests them. The Company hopes to put together some participations in the next six months.

     The following table sets forth, for the years indicated, the funds received by the Company pursuant to contracts with Independent Partnerships and Company-Joint Ventures. The Company may record revenues from operations on the percentage of completion method as the oil and gas projects are drilled or constructed, rather than when funds are received.


                              Year Ended December 31, 1996

                              1993        1994        1995        1996
                              ----        ----        ----        ----

Independent Partnerships      0           0           0           0

Company Joint Ventures        $0          $0          $0          $0
                              ------      ------      ------      ------
                    Total     $0          $0          $0          $0

     The Company offered and sold 5,179,500 units at $1.00 per unit pursuant to an Offering Memorandum. Each unit is to consist of one common share and one share purchase warrant which will entitle the holder thereof to acquire an additional unit at $1.50 per unit. This warrant will expire in eighteen months from the closing of the Offering Memorandum. The additional unit is to consist of one common share and one additional share purchase warrant to acquire one common share at $2.00 per share. This warrant will expire in thirty months from the date of closing of the Offering Memorandum.

     (d)  Narrative Description of Business.

     The primary initial focus of business operations will be to capitalize an investment in this joint ventures in China.

     See also (c) "Oil and Gas Activities").

     Products, Services, Markets, Methods of Distribution and Revenues. Oil and natural gas are presently the principal products sought to be produced by the company but none is presently being produced.

     Joint Ventures with Milco Petroleum, Inc. and Richi Petroleum Corp. (See "Material Agreements" Item 3 (i))

     1. Milco Joint Venture. By joint venture farm-in agreement dated January 21, 1997, made between the Registrant and Milco Petroleum, Inc. (the "Operator"), the Registrant plans to spend approximately US$5,000,000 for the surveying, drilling, completion, equipment, operating and other costs for the drilling and operations associated with the exploration and/or development and/or completion of oil and/or gas wells in or around the Ordos Basin in north central China in Shaanxi/Ningxia area. The wells are to be drilled on Peoples Republic of China Government lands, estimated production cost including taxes and royalties is about US$4.50 per barrel. Production is expected to be sold at Rmb 1,000 (PRC currency) or US $16.60 per barrel. The price is currently controlled but is expected to change in the future as China moves to a market economy. Spacing units equating to 50 acres for each oil well have been designated on the 316,000 acre concession.

     2. The Registrant and Richi Petroleum Corp. ("Richi") have entered into a Participation Agreement dated as of January 21, 1997, (the "Richi Participation Agreement").

     Under terms of the Richi Participation Agreement, the Registrant agrees to pay 100% of all of the costs of operating, exploring and developing the Richi Concession to Richi, as consideration for an undivided 50% interest in all of the profits generated from the Richi Concession and paid to the joint venture. The Registrant will also participate in all other future concessions acquired by Richi on the same 50% participation terms.

     The Company has one part time employee and has opened offices in Beijing, PRC. If the Company is successful in its plan the number of employees would increase in the United States and in the PRC. The Company is seeking financing for investment in business ventures from investors in the United States, Europe and Asia. At this time no assurance can be given that such financing can be obtained or if such joint ventures can be organized.

     Working Capital Needs. The working capital needs of the company consist primarily of: investigation activities, acquisition of prospect acreage and costs of participation in joint ventures in the People's Republic of China. These requirements may be met by private placement of stock or loans or sale of working interests. The Company will need to develop additional working capital for future operations.

     (3) Dependence on a Single Customer or a Few Customers.
         --------------------------------------------------

          a)   Revenues - None. The Company has no customers at this time.

          b)   Client Services revenues - none

          During the five (5) years ending June 30, 1997, no revenues were generated from client services.

         (4)  Backlog of Orders.  None at this time.
              -----------------

         (5)  Government Contracts.  None.
              --------------------

         (6) Competitive Conditions. The oil and gas industry is highly competitive. The Company faces competition from large numbers of oil and gas companies, public and private drilling programs and major oil companies engaged in the acquisition, exploration, development and production of hydrocarbons in all areas in which it may attempt to operate in the future. Many of the programs and companies so engaged possess greater financial and personnel resources than the Company and therefore have greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these ares is expected to continue. The markets for crude oil and natural gas production have increased substantially in recent years. Oil prices have stabilized generally, but the world market for crude oil should be considered unstable due to uncertainty in the Mideast. There is considerable uncertainty as to future production levels of major oil producing countries. Significant increases in production could create additional downward pressure on the price of oil. A precipitous drop in oil & natural gas prices in the future market occurred in January 1986, but the Company does not expect to be adversely affected further.

     In the past surpluses in natural gas supplies and other factors have combined to have a negative impact on the natural gas business. Purchasers have canceled contracts or might propose to cancel contracts. Other purchasers have lowered the price they will pay for unregulated natural gas, which previously commanded premium prices. There is no assurance that the Company's revenues, if any ever develop, will not be adversely affected by these factors.

     The market in China is controlled by the Government, which could impose taxes or restrictions at any time which would make operations, if any, unprofitable and infeasible and cause a write off of capital investment in chinese oil and gas opportunities.

     The China oil exploration situation is highly competitive. The Company faces competition from large numbers of companies in any areas in which it may attempt to operate in the future. Many of the companies so engaged possess much greater financial and personnel resources than the Company and therefore have greater leverage to use in acquiring sites, hiring personnel and marketing. Accordingly, a high degree of competition in these areas is expected to continue.

     (7) Registrant Sponsored Research and Development. None.

     (8) Compliance with Environmental Laws and Regulations. The operations of the Company are subject to local, provincial and national laws and regulations in the People's Republic of China. To date, compliance with these regulations by the Company has had no material effect on the Company's operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. The Company is unable to assess or predict at this time what effect such regulations or legislation could have on its activities in the future.

          (a)  Local Regulation -

          The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in existing regulations.

          (b)  National Regulation -None.

          The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in existing regulations.

          The value of the Company's investments in the Milco and Richi may be adversely affected by significant political, economic and social uncertainties in the People's Republic of China ("PRC"). Any changes in the policies by the Government of the PRC could adversely affect the company in the Milco and Richi Joint Ventures by, among other factors, changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports and sources of supplies, the expropriation or nationalization of private enterprises, or political relationships with other countries.

          (c) Environmental Matters - None at the date of this registration statement.

          (d) Other Industry Factors - Oil and gas drilling operations are subject to hazards such as fire, explosion, blowouts, cratering and oil spills, each of which could result in substantial damage to oil and gas wells, producing facilities, other property and the environment or in personal injury.

     (9) Number of Persons Employed. As of April 30, 1997, the Company had two part time employees, A. Ken Kow, manager of Petroleum Operations at a salary of $3,000 Canadian per month and the President, Gerald William Runolfson at no salary.

ITEM 2.  FINANCIAL INFORMATION

     The information  presented  herein,  should be read in conjunction with the
Company's   consolidated   financial  statements  and  related  notes  appearing
elsewhere herein.

Selected Financial Information

                                                   (A DEVELOPMENT STAGE COMPANY)
                                                   Fiscal Year Ended December 31,
                                    1996             1995              1994             1993              1992
                                    ----             ----              ----             ----              ----
Income Statement Data:
Revenues                            0                0                 0                0                 0
Cost of
 Revenues                           0                0                 0                0                 0

Gross Profit                        0                0                 0                0                 0

General and
Administrative
Expenses                            3,118            46,004            89,541           34,865            27,943

Income (loss)
from
operations                                                             0                0                 0

Other income
 (expense)                          0               (33,451)          (64,769)         (99,081)          (41,323)

Amortization of
License Agreement                                                     (409,236)        (27,415)          (29,412)
Income (loss)
before income
taxes                              (3,118)          (79,455)          (563,546)        (161,361)         (98,678)

Provisions for
income taxes                        0                0                 0                0                 0

Net income
(loss) per     Greater
common share      than             (.00)            (.004)            (.028)           (.01)             (.005)

Average shares
 outstanding                        26,554,183       21,575,697        20,477,500       20,377,500        19,802,500



                                    FY               FY
                                    1996             1995              1994             1993              1992
                                    ----             ----              ----             ----              ----


Balance Sheet Data:

Current Assets                      50,802           0                 1,344            39,340            13,145

Total                               50,802           0                 0                448,576           449,796
Assets

Current                             53,327           37,407            562,012          472,698           312,557
Liabilities

Long-term debt,
net of current
portion                             0                0                 0                0                 0

Deficit Accum-
ulated during
Development
Stage                              (1,161,943)      (1,158,825)       (1,079,370)      (515,824)         (384,963)

Stockholders'
 equity   (deficiency)             (2,525)          (37,407)          (560,668)        (24,122)           137,239


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company has no primary income source at this time. Capital from private placements or borrowing against assets are required to fund future operations. The company completed a private offering of Stock at $1.00 per share for $5,179,500, which has terminated.

     The Company revenues for the twelve month period ending December 31, 1996, were none. The Company recommenced limited business operations in late 1996, and expects a significant net loss from operations in 1997 resulting from costs of attempting develop its joint oil exploration ventures in Peoples Republic of China. The Company may continue to show losses resulting from the start up of operations for an indeterminate time.

RESULTS OF OPERATIONS

     During its operations ended December 31, 1996, the Company incurred expenses in irregular amounts through year ended December 31, 1996. By
"irregular", the Company is referring to the fact that due to suspended operations, fixed expenses such as rent, general and administrative, accounting, telephone, etc. have been variable, and sporadic. The Company has generated no business revenue from operations in 1996, or in the first two quarters of 1997.

      The Company incurred the following expenses in the past fiscal year.

                                    December 31                December 31
                                    1995                              1996
                                    ----                              ----

Operating expenses
 General and Administrative         46,004                           3,118
 Salaries                           0                                0
 Interest                           33,451                           0
Total operating
 costs                             (79,455)                         (3,118)

     It is expected that expenses will continue at a significantly increased rate due to costs of seeking and investigating China oil opportunities and implementing exploration pursuant to joint ventures.

     Cash Flows:
     ----------

     The Company has achieved no revenues from any operations during the previous year or past six months, ending June 30, 1997.

     The income from operations for prior years compares as follows: Fiscal years 1994 and 1995 ($0) and ($0) to Fiscal year ended December 31, 1996. The Company has never had any income, revenue or profits.

     At this time, the Company is dependent upon private placements or loans for future operations and funding. Therefore it will have to either borrow money, if possible, or raise funds through subsequent public or private offerings to continue operations until when, or if, it ever develops sufficient revenue from its assets to maintain operations. If such revenues are not generated, or participants not found the Company will be forced to develop another line of business, or to finance its operations through borrowed funds, the sale of assets it has, or enter into the sale of stock for additional capital none of which may be feasible when needed. The Company has no management ability, and no financial resources or plans to enter any other business as of this date although the Company will be open to suggestion and opportunity.

CHANGES IN FINANCIAL CONDITION
------------------------------

     At year end 1996 the Company's assets increased to $50,802 compared to $0 at end of 1995. The increase was a result of advances for expenditures for the exploration and development of the China joint ventures by Richco Investors, Inc., its largest shareholder.

     The liabilities, nearly all of which are current liabilities, also increased significantly as a result of advances to bind the joint venture at $50,802. At year end 1996, current liabilities were $53,327, an increase of 43% over the 1995 year end liabilities of $37,407.

     Stockholders' deficit at year end 1996 was (2,525), a decrease of 92% over the 1995 stockholder's deficit of (37,407). The Company, in other words, continued to increase the stockholders' deficit. This was exacerbated by the Company's failure to generate any revenues from any source, in spite of continued expenses and oil and gas prospect investment and exploration costs.

     From the aspect of whether the Company can continue toward its business goal of commencing production from its China oil prospects, the Company is deficient in needed capital. Without continued capital infusions or loans or a combination thereof, it is unlikely that the company can carry out its business goals regarding the China joint venture operations on the oil prospects.

Comparison of Results of Operation for the Fiscal Years Ended December 31, 1996 and 1995
--------------------------------------------------------------------------------

     The Corporation had no operating revenues in either 1996 or 1995.

     The Company incurred operating expenses, all of which are general and administrative in nature, totaling $3,118 in 1996 as compared to $79,455 in 1995. As a result of having no operating income, the Company incurred operating losses of $(3,118) in 1996 and $(79,455) in 1995. The Company anticipates that the trend of net losses will continue in 1997 as it continues to incur major expenses in attempting to start up its China oil joint ventures.

     General and Administrative costs decreased in 1996 to $3,118 from a total of $46,004 in 1995. Expenses of a General and Administrative nature will increase substantially as a result of registering its common stock under the Securities and Exchange Act of 1934, increased audit costs and expenses related to private placements to fund the China oil joint ventures and miscellaneous operations costs.

     Travel expenses in 1996 were about the same as 1995; they are expected to increase in 1997 for travel to China.

     Office expenses, including telephone, were $0 in 1996 and $0 in 1995. These expenses were contributed by President Gerry Runolfson. This may increase in 1997 due to expanded operations.

     1996 expense for accounting totaled $0, while in 1995 accounting and other professional expenses were $0. Likewise, accounting and other professional expenses in 1997 will be materially larger due to efforts required to bring the Company's accounting current.

     It should be expected that legal and accounting expenses will increase substantially for 1997.

     The per-share loss amounted to $.000 in 1996 as compared to $.004 in 1995.

     The Company incurred interest expenses in 1996 of $0 as opposed to 1995 interest of $33,451. The conversion of loans to equity led to the decrease in interest. This decreased interest cost may not continue, but will probably increase, in the coming year with possible borrowings to fund China joint ventures.

     Comparison of Results of Operations for Fiscal Years Ended December 31, 1995 and 1994. During the fiscal year ended December 31, 1994, the Registrant realized a net loss on operations of $(563,546) ($.028/share) compared to $(79,455) ($.004/share) for the fiscal year ended December 31, 1995. The large loss in 1994 was as a result of a $409,236 write off of the N-Viro licenses and $25,000 in royalties.

     Operating expenses decreased during 1995 to $79,455 compared to 1994 at $154,310 except license write off as a result of the decrease in royalty and fiscal agent.

LIQUIDITY
---------

     The Company expects that its need for liquidity will increase for the coming year due to its anticipation of expending funds to form joint ventures in the Peoples Republic of China or make acquisitions of interests in businesses.

     Short Term.
     ----------

     On a short term basis, the Company does not generate any revenue to cover operations. Based on prior experience, the Company believes it will continue to have insufficient revenue to satisfy current and recurring liabilities as it seeks to locate business opportunities. For short term needs the Company will be dependent on receipt, if any, of private placement proceeds.

     The Company's current assets $50,802 at December 31, 1996, were exceeded by its current liabilities, $53,327. Of the current total liabilities, $50,802 was owed to a shareholder group, who have agreed to convert the short term liabilities to a one year loan. The Company had no liquid assets or cash at year end. It has recently completed a private placement of its securities to capitalize its business.

     Long Term.
     ---------

     On a long-term basis, the Company has no fixed assets.

     The Company has no business at this time from which it generates income. Its operations have no net cash flow at this time. It is reliant upon success in its China joint ventures, at this time, for possibility of future income.

CAPITAL RESOURCES

     The primary capital resources of the Company are its stock only. Stock may be illiquid because it is restricted in an unproved company with no assets or business.

     The Company has completed a private placement of 5,179,500 Units consisting of common shares and warrants @ $1.00 per unit for operating capital. The Offering ceased as of May 31, 1997.

     The Company intends to continue to attempt to acquire business assets through the use of its stock, in exchange for assets, under the circumstances discussed in Item 1 (Business).

     As of the date of the registration statement, the Company has material commitments for capital expenditures within the next year, pursuant to the Richco and Milco joint ventures, which amounts may exceed its available capital of $4,500,000.


ITEM 3.  PROPERTIES

         (a)  Real Estate.          None

         (b)  Title to properties.          See item (i) below.

         (c)  Oil and Gas Drilling Activities. None.

         (d)  Oil and Gas Production. None.

         (e)  Oil and Gas Reserves.  None

         (f) Present value of Estimated future Net Reserves From Proved Developed Oil and Gas Reserves. None.

         (g)  Reserves Reported to Other Agencies. None.

         (h)  Natural Gas Gathering/Processing Facilities. None.

         (i)  Present Activities and Subsequent Events:

         Material Agreements
         -------------------

     (1) Richi Petroleum Corp. Agreement

     Under the Agreement the Registrant earns a 50% interest in the profits to be received by a joint venture named Ningxia RichiTian Oil Development Co. Ltd. ("RichiTian") established by Richi Petroleum Corp. (a company owned by Director Ernest Cheung and holder of 4% of Registrants common stock) and LanTian Materials Company (a subsidiary of Ningxia Petroleum Company), a corporation formed under the laws of the People's Republic of China ("PRC").

The joint venture is governed by the laws of the PRC.

     Richi Petroleum Corp. owns an 80.5% interest in RichiTian joint venture, which in turn holds the rights to explore, develop and produce oil and gas from certain concessions located in YanChi County, Ningxia Province and WuQu County, Shaanxi Province, in the PRC (collectively, the "Richi Concession"):

         County            Concession              Sq.Km.             Acres
         ------            ----------              ------             -----
         YanChi            HongJingZi              70                 17,290
         WuQi              WuGuCheng               250                61,750
         WuQi              TieBianCheng            150                37,050
                                                   ---               -------
                           Total                   470               116,090

     (2) Milco Petroleum, Inc. Agreement

     The Registrant and Milco Petroleum, Inc. ("Milco") have entered into a Participation Agreement dated as of January 21, 1997 (the "Milco Participation Agreement") pursuant to which the Registrant earns a 50% interest in the profits to be received by a joint venture named Shaanxi ZhongDa Energy Development Co., Ltd. ("ZhongDa") established by Milco and ZhongYuan Enterprise Company ("ZhongYuan"), a corporation formed under the laws of the PRC. The joint venture is governed by the laws of the PRC. Milco has represented that it has an 85.0% profit interest in ZhongDa, which in turn holds the rights to explore, develop and produce oil and gas from certain concessions located in Northern Shaanxi Province in the PRC, as follows (collectively, the "Milco Concession"):

         County            Concession                Sq.Km            Acres
         ------            ----------                -----            -----

         AnSai             QinBanWan                 100              24,700
                           HaoJiaPing                20                4,940
         JingBian          QiaGou                    80               19,760
                           PanGou                    60               14,820
         WuQi              ZhouWanZhen               200              49,400
                           ChangGuanMiao             50               12,350
                           WuCangPu                  200              49,400
         DingBian          HanQu                     100              24,700

                           Total                     810             200,700
                           -----                     ---             -------

     Under terms of the Milco Participation Agreement, the Company agrees to pay 100% of all of the costs of operating, exploring and developing the Milco Concession to Milco, as consideration for an undivided 50% interest in all of the profits generated from the Milco Concession and paid to the joint venture. The Company will also participate in all other future concessions acquired by Milco on the same 50% participation terms.

     (j) Criteria:

     The Company will consider the following criteria when evaluating whether to participate in an oil and gas prospect in China:

                  1)       Market demand for products;
                  2)       Efficient transportation availability;
                  3)       Location;
                  4)       Weather;
                  5)       Management;
                  6)       Cost of participation;
                  7)       Terms;
                  8)       Risk vs. rewards;
                  9)       Feasibility study;
                  10)      Whether capital is available to fund participation.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT AS OF AUGUST 14, 1997

     (a) Beneficial owners of five percent (5) or greater, of the Registrant's Common Stock and Warrants: No Preferred Stock is outstanding at the date of this offering. The following sets forth information with respect to ownership by holders of more than five percent (5%) of the Company's Common Stock known by the Company based upon 30,576,250 shares outstanding at August 14, 1997.


Title               Name and                           Amount and                Percent
of                  Address of                         Nature of                 of
Class               Beneficial Owner                   Beneficial Interest       Class
-----               ----------------                   -------------------       -----
Common Stock        Richco Investors, Inc.             9,225,000              30.17% (1)(2)
                    789 West Pender St. #830
                    Vancouver, B.C. Canada V6C 1H2

     b) The  following  sets forth  information  with  respect to the  Company's
Common  Stock  beneficially  owned  by each  Officer  and  Director,  and by all
Directors and Officers as a group.
                                                       Amount and
Title               Name of                            Nature of                 Percent
of                  Beneficial                         Beneficial                of
Class               Owner                              Ownership                 Class
-----               -----                              ---------                 -----

Common              Gerald Runolfson                   512,501 (a)(b)(c)          1.67%
                    President and Director
                    4151 Rose Crescent
                    West Vancouver, B.C. Canada


(a)  Porta-Pave Industries, Inc. (a company
     owned by Runolfson family)                                    57,001
(b)  Elaine Runolfson (wife of Gerald Runolfson)                   38,000
(c)  Gerald Runolfson, individually                               417,500
                                                                  -------
                                                                  512,501

                                       17




                                                        Amount and
Title               Name of                             Nature of               Percent
of                  Beneficial                          Beneficial              of
Class               Owner                               Ownership               Class
-----               -----                               ---------               -----

Common              Ernest Cheung                       9,225,000               30.17% (1)(2)
                    Secretary and Director
                    904 - 183 Keefer Place
                    Vancouver, B.C. Canada
                    V6B 6B9

Common              Patrick Chan                        0                       0%
                    Director and Chairman
                    #7 Conduit Road, Flat 6E
                    Hong Kong

Common              Joseph Tong, Director                0                       0%
                    33 Allview Crescent
                    North York, Ont., Canada
                    M2J 2R4

                    Officers and Directors
                    as a Group                          9,737,501               31.84%

     (1) 9,225,000 shares are owned by Richco Investors, Inc. of which Ernest Cheung is a director, officer and shareholder.

     (2) Richco Investors, Inc. is beneficially owned by Raoul Tsakok through ownership of 50%+ shares of common stock.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     (a) The following table furnishes the information concerning the directors of the Company as of August 14, 1997. The directors of the Company are elected every year and serve until their successors are elected and qualify.

Name                            Age                Title                Term
----                            ---                -----                ----

Gerald William Runolfson        57        President and Director        Annual

Ernest Cheung                   47        Secretary and Director        Annual

Patrick Pak Ling Chan           43        Director and Chairman         Annual

Joseph S. Tong                  47        Director                      Annual

     The term of office for each director is one (1) year, or until his/her successor is elected at the Company's annual meeting and qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

     The board of directors has no nominating, auditing committee but has set up a compensation committee. Therefore, the selection of person or election to the board of directors was neither independently made nor negotiated at arm's length.

     The term of office for each director is one (1) year, or until his/her successor is elected at the Company's annual meeting and qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

     (c) Identification of Certain Significant Employees.

     There are no employees other than the executive officers disclosed above who make, or are expected to make, significant contributions to the business of the Company, the disclosure of which would be material.

     (d) Family Relationships. None.

     (e) Business Experience.

     The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

                              MANAGEMENT EXPERIENCE

     Gerald William Runolfson, President and Director, age 57, has been President and Director of the Company since 1991. He received a Bachelor of Science in Civil Engineering in 1963 from University of Saskatchewan Canada. He studied Business Administration 1970 - 1971 at University of Alberta, Canada. From 1988 to date, he has been President of International Butec Industries Corp., Vancouver, B.C. From 1991 to 1994 he was President of N-Viro Recovery, Inc. From 1994 to present he has been President of Eikon Products, Inc. of Vancouver, B.C. He has been a Director of Horseshoe Gold Mines since 1991.

     Ernest Cheung, Secretary and Director, age 47, received an MBA in Finance and Marketing from Queen's University, in Kingston, Ontario in 1975, and obtained a Bachelors Degree in Math in 1973 from University of Waterloo, Ontario. From 1984 to 1991 he was vice President and Director, Capital Group Securities, Ltd. in Toronto, Canada. From 1991 to 1993 he was Vice President of Midland Walwyn Capital, Inc. of Toronto, Canada. From 1993 to 1994 he was Vice Chairman, Tele Pacific International Communications Corp. of Vancouver, B.C. From 1992 - 1995 he has served as a Director of Tele Pacific International Communications Corp. (VSE). He has also served as a Director for Richco Investors, Inc. (CDN) since 1995. From 1994 to 1996 he was Vice President of Finance and Director of BIT Integration Technology, Inc. of Toronto, Canada. Since 1996 he has been a Director of BIT Integration Technology, Inc. (ASE) and since 1997 he has served as Director of the following companies: Agro International Holdings, Inc. (VSE); Spur Ventures, Inc. (VSE); Placer Technologies, Inc. (Nasdaq Bulletin Board); and Global-Pacific Minerals, Inc. (VSE). From January 1997 to present he has been President of Richco Investors, Inc. of Vancouver, B.C. He has been a Director of Registrant since January 1997. He is currently a Director of Agro International Holdings, Inc. since January 1997, Spur Ventures, Inc. since 1997 and Placer Technologies, Inc. since 1997. He has held a Canadian Securities license, but which is currently inactive.

     Patrick Pak Ling Chan, age 43, has been a Director of Registrant since January 1997 and is now Chairman. He graduated from McGill University in Montreal, Quebec with a Bachelor of Commerce in Accounting in 1977. He is a Chartered Accountant in British Columbia (since 1980). From 1992 to 1993 he was executive assistance to the Chairman, Solid Pacific Enterprises, a company engaged in manufacturing and distribution of confectionery products in Hong Kong and China. From 1985 to 1992 he was employed at Coopers & Lybrand, Toronto, Canada, and focused on mergers and acquisitions. From 1993 to 1995 he was a registered Securities Representative with Bache Securities.

     Joseph S. Tong, age 47, has been a director of Registrant since January 1997. Mr. Tong matriculated from La Salle College, Kowloon, Hong Kong in 1968. From 1986 to 1990 he was a Branch Manager for Canadian Imperial Bank of Commerce. From 1990 to 1994 he was Regional Manager, Asian Banking, Canadian Imperial Bank of Commerce. From 1994 to 1995 he was President of China Growth Enterprises Corporation. From 1995 to present he has been a Director, Corporate Finance, of Corporate Capital Group in Ontario, Canada. He is currently a director of Agro International Holdings, Inc. of Vancouver, B.C. since January 1997 and Global Pacific Minerals, Inc. of Vancouver, B.C. since January 1997.

Directors Compensation

     Each member of the Board of Directors of the Company receives $1,000.00 plus reasonable outside travel expenses for each Board meeting he attends and for each Committee meeting he attends during the fiscal year. Directors who are also officers of the Company receive no compensation for services as a director.

ITEM 6.   EXECUTIVE COMPENSATION

     (a) Cash Compensation.

     Compensation paid by the Company for all services provided during the fiscal year ended December 31, 1996, (1) to each of the Company's five most highly compensated executive officers whose cash compensation exceeded $60,000 and (2) to all officers as a group is set forth below under directors.

                                     SUMMARY COMPENSATION TABLE OF EXECUTIVES
                                     ----------------------------------------
                                            Annual Compensation                                         Awards
==================================================================================================================================
Name and              Year           Salary ($)         Bonus          Other Annual             Restricted        Securities
Principal                                               ($)            Compensation ($)         Stock             Underlying
Position                                                                                        Award(s)($)       Options/SARs(#)
----------------------------------------------------------------------------------------------------------------------------------
Gerald                1994           0                  0              0                        0                 0
Runolfson,
President and
Director
                    --------------------------------------------------------------------------------------------------------------
                      1995           0                  0              0                        0                 0
                    --------------------------------------------------------------------------------------------------------------
                      1996           0                  0              0                        0                 0
==================================================================================================================================

Ernest Cheung,        1994           0                  0              0                        0                 0
Secretary and
Director
                    --------------------------------------------------------------------------------------------------------------
                      1995           0                  0              0                        0                 0
                    --------------------------------------------------------------------------------------------------------------
                      1996           0                  0              0                        0                 0
==================================================================================================================================

Patrick Chan,         1994           0                  0              0                        0                 0
Director
                    --------------------------------------------------------------------------------------------------------------
                      1995           0                  0              0                        0                 0
                    --------------------------------------------------------------------------------------------------------------
                      1996           0                  0              0                        0                 0
==================================================================================================================================

Joseph Tong,          1994           0                  0              0                        0                 0
Director
                    --------------------------------------------------------------------------------------------------------------
                      1995           0                  0              0                        0                 0
                    --------------------------------------------------------------------------------------------------------------
                      1996           0                  0              0                        0                 0
==================================================================================================================================

     (b)  Compensation Pursuant to Plans. None.

     (c) Other Compensation. None. No stock appreciation rights or warrants exist to management

     (d)  Compensation of Directors.

     Compensation paid by the Company for all services provided during the fiscal year ended December 31, 1996, (1) to each of the Company's directors whose cash compensation exceeded $60,000 and (2) to all directors as a group is set forth below:

                                    DIRECTOR COMPENSATION FOR LAST FISCAL YEAR
                                    ------------------------------------------

     (Except  for   compensation  of  Officers  who  are  also  Directors  which
     Compensation is listed in Summary Compensation Table of Executives)

                                    Cash Compensation                           Security Grants
=================================================================================================================================
Name                               Annual               Meeting           Consulting           Number        Number of Securities
                                   Retainer             Fees ($)          Fees/Other           of            Underlying
                                   Fees ($)                               Fees ($)             Shares        Options/SARs(#)
                                                                                               (#)
---------------------------------------------------------------------------------------------------------------------------------
A. Director                        0                    0                 0                    0             0
Gerald Runolfson
---------------------------------------------------------------------------------------------------------------------------------
B. Director                        0                    0                 0                    0             0
Ernest Cheung
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
C. Director                        0                    0                 0                    0             0
Patrick Chan
---------------------------------------------------------------------------------------------------------------------------------
D. Director                        0                    0                 0                    0             0
Joseph Tong
=================================================================================================================================

     (e)  Termination of Employment and Change of Control Arrangements.

     None

     (f)  KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN: NONE

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Certain Transactions
     --------------------

     The amount due to a related party at December 31, 1996, was due to a director of the company for unpaid fees in 1995: $9,000. This amount was unsecured, non-interest bearing and had no specific terms for repayment. During the year ended December 31, 1995, the company issued 710,351 common shares to settle $71,035 due to this related party at that time.

     Richco Investors, Inc. is the parent of Richi Petroleum Corp. and is deemed beneficially owned by Ernest Cheung, Secretary and a Director.

     Raoul Tsakok of Vancouver, B.C. owns more than 50% of the outstanding equity of Richco Investors, Inc. Richi Petroleum Corp. and Milco Petroleum, Inc. are wholly owned subsidiaries of Richco Investors, Inc. Richco Investors, Inc. owns 9,225,000 shares of common stock of the Company (30.17% of the outstanding stock of registrant). The Registrant has entered into joint ventures in China with Richi and Milco (see Page 7 "Joint Ventures with Milco Petroleum, Inc. and Richi Petroleum Corp.").

     During the year ended December 31, 1995, a director of the Company, Gerald Runolfson, charged consulting fees to the Company in the amount of $36,000. No such fees were charged in 1996.

ITEM 8.  LEGAL PROCEEDINGS

     None at date of Registration Statement

ITEM 9.  (a)  MARKET PRICE OF AND DIVIDENDS ON REGISTRANTS COMMON
                     EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is not now traded on the "Over-the-Counter" market, but when traded will be quoted in the National Quotation Bureau or the NASD Electronic Bulletin Board. The following table sets forth high and low bid prices of the Company's common stock for the three (3) years ended March 31, 1997, 1996, 1995, and 1994 as follows:

                                                   Bid
                                          High              Low
1997

         First Quarter                    2 1/8             1 1/8
         Second Quarter                   1 13/16           1

                                                   Bid
                                          High              Low
1996
         First Quarter                    1/4               1/8
         Second Quarter                   15/32             1/8
         Third Quarter                    5/16              9/32
         Fourth Quarter                   2 1/16            1/8

                                                   Bid
                                          High              Low
1995
         First Quarter                    1/2               1/4
         Second Quarter                   Not Traded
         Third Quarter                    1/4               3/16
         Fourth Quarter                   1/3               1/16

                                                   Bid
                                          High              Low
1994
         First Quarter                    No Data
         Second Quarter                   1 1/2             3/4
         Third Quarter                    1 1/4             1/2
         Fourth Quarter                   1/3               1/16

     Such over the counter market quotations reflect interdealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

     (b) As of July 17, 1997, the Company had 182 shareholders of record of the common stock.

     (c) No dividends on outstanding common stock have been paid within the last two fiscal years, and interim periods. The Company does not anticipate or intend upon paying dividends for the foreseeable future.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

UNREGISTERED STOCK SALES IN THE THREE YEAR PERIOD PRIOR TO THIS
REGISTRATION STATEMENT.

                                      Purchase          Amount of
Shareholder                           Price             Shares            Consideration
-----------                           -----             ----------        -------------
1994

Anker Bank                            $.015               200,000        Warrant Exercise

1995

Porta Pave Industries, Inc.           $.010               713,508        Shares for Debt

Singer, Lewak Greenbaum &             $0.30                25,000        Shares for Debt
Goldstein

Ecology Projects, Inc.                $0.10               710,909        Shares for Debt

Warec Developments Ltd.               $0.10               710,909        Shares for Debt

S&T Finance, Inc.                     $0.10               699,060        Shares for Debt

Environmental Capital Corp.           $0.10               643,169        Shares for Debt

Givigest Fiduciaria SA                $0.10             1,000,000        Shares for Debt

Benton Enterprises Limited            $0.10             1,474,128        Shares for Debt
                                                        ---------
                                                        5,976,683

1996

Porta Pave Industries, Inc.           $0.10               380,002        Shares for Debt




     All of the following sales were made in Reliance upon the exemption provided under Regulation S.

                                Private Placement in April - May 1997

==========================================================================================
Name & Address                            Number of Units           Dollar      Exemption
                                                                    Amount      No.
------------------------------------------------------------------------------------------
Floyd R. Hill                             43,500                    $43,500     **
1800 - 609 Granville Street
Vancouver, B.C. V7Y 1A3
------------------------------------------------------------------------------------------
Corrine Angell                            25,000                    $25,000     **
6360 Sheridan Avenue
Richmond, B.C. V7E 4W7
------------------------------------------------------------------------------------------
Don Beck                                  7,500                     $7,500      *
202 - 3200 Capilano Road
North Vancouver, B.C. V7R 1C5
------------------------------------------------------------------------------------------
James Brydon                              25,000                    $25,000     **
#3 - 15123 Marine Drive
White Rock, B.C. V4B 1C5
------------------------------------------------------------------------------------------
Pegasus Holdings, Ltd.                    25,000                    $25,000     **
147 West 16th Street
North Vancouver, B.C. V7M 1T3
(Principal Shareholders -
Michael Byrne & Michael Weir)
------------------------------------------------------------------------------------------
Gordon Duff                               18,500                    $18,500     **
800 - 1030 West Georgia Street
Vancouver, B.C. V6E 3B9
------------------------------------------------------------------------------------------
Dr. Antonia Gall                          18,500                    $18,500     **
1800 - 609 Granville Street
Vancouver, B.C. V7Y 1A3
------------------------------------------------------------------------------------------
NOR Investment Group, Inc.                60,000                    $60,000     **
7483 Tamarind Drive
Vancouver, B.C. V5S 3Z9
(Principal Shareholder -
Ronald V. Genovese)
------------------------------------------------------------------------------------------

                                                   25


------------------------------------------------------------------------------------------
FRI Corp., Inc.                           100,000                   $100,000    ***
4557 West 8th Avenue
Vancouver, B.C. V6R 2A4
(Principal Shareholder -
Charles Klar)
------------------------------------------------------------------------------------------
378255 B.C. Ltd                           18,500                    $18,500     **
1500 - 701 West Georgia Street
Vancouver, B.C. V7Y 1A1
(Principal Shareholder -
Ben Moxon)
------------------------------------------------------------------------------------------
Dr. Judith Naylor                         18,500                    $18,500     **
1800 - 609 Granville Street
Vancouver, B.C. V7Y 1A3
------------------------------------------------------------------------------------------
Don Simpson                               25,000                    $25,000     **
1800 - 609 Granville Street
Vancouver, B.C.  V7Y 1A3
------------------------------------------------------------------------------------------
Kim Simpson                               25,000                    $25,000     **
1800 - 609 Granville Street
Vancouver, B.C. V7Y 1A3
------------------------------------------------------------------------------------------
Epp Talstra                               50,000                    $50,000     **
5390 Coulhard Place
Surrey, B.C. V3X 3E4
------------------------------------------------------------------------------------------
Max Waibler                               18,500                    $18,500     **
2068 West 29th Avenue
Vancouver, B.C. V6A 3A1
------------------------------------------------------------------------------------------
Charles Walker                            18,500                    $18,500     **
1455 Belview Avenue
West Vancouver, B.C. V2T 1C3
------------------------------------------------------------------------------------------
Janet Sparling                            18,500                    $18,500     **
1900 Cypress Street
Vancouver, B.C. V6J 3L8
------------------------------------------------------------------------------------------
Terry Lightheart                          10,000                    $10,000     *
633 East 1st Street
North Vancouver, B.C. V7L 1C1
------------------------------------------------------------------------------------------
George Guy                                40,000                    $40,000     **
2100 - 885 West Georgia Street
Vancouver, B.C. V6C 3E8
------------------------------------------------------------------------------------------

                                                    26


------------------------------------------------------------------------------------------
Ann Barends                               10,000                    $10,000     *
1805 Palmerston Avenue
West Vancouver, B.C. V7Y 2V3
------------------------------------------------------------------------------------------
Mobax Enterprises Ltd.                    30,000                    $30,000     **
2876 West 16th Avenue
West Vancouver, B.C. V6R 3C6
(Principal Shareholder -
Andrew Thomas)
------------------------------------------------------------------------------------------
Andrew Thomas                             50,000                    $50,000     **
2876 West 16th Avenue
West Vancouver, B.C. V6R 3C6
------------------------------------------------------------------------------------------
Alan Slaughter                            40,000                    $40,000     **
Box 15, RR#1
1368 Madrona Drive
Nanoose Bay, B.C. V0R 2R0
------------------------------------------------------------------------------------------
Katherine Angus                           10,000                    $10,000     *
216 - 1728 Alberni Street
Vancouver, B.C. V6R 1B2
------------------------------------------------------------------------------------------
Brock Smeaton                             7,500                     $7,500      *
3956 Sharon Place
West Vancouver, B.C. V7Y 4I6
------------------------------------------------------------------------------------------
Maggie Newman                             5,000                     $5,000      *
5517 Deerhorn Lane
North Vancouver, B.C. V7R 4S8
------------------------------------------------------------------------------------------
A.L. Cinnamon                             10,000                    $10,000     *
6331 Buckingham Drive
Burnaby, B.C. V5E 1A8
------------------------------------------------------------------------------------------
Heidi Handja                              5,000                     $5,000      *
2451 Dolly Varden Road
Campbell River, B.C. V9W 4W5
------------------------------------------------------------------------------------------
Robert McGrenera                          10,000                    $10,000     *
3420 Norwood Avenue
North Vancouver, B.C. V7N 3P5
------------------------------------------------------------------------------------------

                                                   27





------------------------------------------------------------------------------------------
Seabright Financial                       30,000                    $30,000     **
Consultants, Inc.
5210 Marguerite Street
Vancouver, B.C. V6M 3K2
(Principal Shareholder -
Jim Kungle)
------------------------------------------------------------------------------------------
Tom Parkinson                             25,000                    $25,000     **
111 - 1141 West 7th Avenue
Vancouver, B.C.  V6H 1B5
------------------------------------------------------------------------------------------
Raymond Shum                              10,000                    $10,000     *
1548 Marine Drive
Wet Vancouver, B.C.  V7H 1H8
------------------------------------------------------------------------------------------
Walter Wysota                             10,000                    $10,000     *
4695 Woodview Place
West Vancouver, B.C.  V7S 2X7
------------------------------------------------------------------------------------------
Michael Angus                             10,000                    $10,000     *
1715 Oughton Drive
Port Coquitlam, B.C.  V3C 1H8
------------------------------------------------------------------------------------------
David Gradley                             7,000                     $7,000      *
4640 North Piccadilly
West Vancouver, B.C.  V7W 1E2
------------------------------------------------------------------------------------------
Robert Gradley                            4,000                     $4,000      *
3895 West 22nd Avenue
Vancouver, B.C. V6S 1J8
------------------------------------------------------------------------------------------
Sabina Chow                               8,000                     $8,000      *
6819 Iverness Street
Vancouver, B.C.  V5X 4G5
------------------------------------------------------------------------------------------
Harris Wheeler                            10,000                    $10,000     *
P.O. Box 503
Charlie Lake, B.C.  V0C 1H0
------------------------------------------------------------------------------------------
Cascadia Holdings                         10,000                    $10,000     *
2225 West 41st Avenue
Vancouver, B.C. V6M 4L3
(Principal Shareholder -
Lawrence Beadle)
------------------------------------------------------------------------------------------

                                                   28





------------------------------------------------------------------------------------------
Sharon Slaughter                          5,000                     $5,000      *
Box 15, R.R. #1
1368 Madrona Drive
Nanoose Bay, B.C. V0R 2R0
------------------------------------------------------------------------------------------
Mira Nesin                                10,000                    $10,000     *
3636 Crown Street
Vancouver, B.C.  V6S 2K2
------------------------------------------------------------------------------------------
Shui-Moon To                              50,000                    $50,000     **
2689 West 21st Avenue
Vancouver, B.C.  V6L 1K2
------------------------------------------------------------------------------------------
May-Ying To                               50,000                    $50,000     **
2689 West 21st Avenue
Vancouver, B.C.  V6L 1K2
------------------------------------------------------------------------------------------
Gemma Oosterman                           5,000                     $5,000      *
202 - 4675 Valley Drive
Vancouver, B.C.  V6J 4B7
------------------------------------------------------------------------------------------
Frances Roitman                           20,000                    $20,000     **
606 - 1945 Barclay Street
Vancouver, B.C.  V6G 1L2
------------------------------------------------------------------------------------------
J. Chris Lay                              20,000                    $20,000     **
2100 - 885 West Georgia Street
Vancouver, B.C.  V6C 3E8
------------------------------------------------------------------------------------------
Jerry Dugger                              10,000                    $10,000     *
200 - 1594 Kobet Way
Port Coquitlam, B.C.  V3L 5N5
------------------------------------------------------------------------------------------
Christel Meyer                            5,000                     $5,000      *
4580 Woodgreen Drive
West Vancouver, B.C.  V7S 2V2
------------------------------------------------------------------------------------------
Aldo Trinetti                             5,000                     $5,000      *
608 - 2041 Bellwood Avenue
Burnaby, B.C.  V5B 4V5
------------------------------------------------------------------------------------------
Graham MacMillan                          20,000                    $20,000     **
301 - 2232 Marine Drive
West Vancouver, B.C.  V7V 1K4
------------------------------------------------------------------------------------------

                                                   29



------------------------------------------------------------------------------------------
Canaccord Capital Corporation             30,000                    $30,000     **
ITF Graham MacMillan
Account No. 2295745
2000 - 609 Granville Street
Vancouver, B.C.  V7Y 1H2
------------------------------------------------------------------------------------------
Nicola Nielsen                            15,000                    $15,000     *
14 - 636 Clyde Avenue
West Vancouver, B.C. V7Z 1E1
------------------------------------------------------------------------------------------
Christine Smith                           5,000                     $5,000      *
314 - 3738 Norfolk Street
Burnaby, B.C.  V5G 4V4
------------------------------------------------------------------------------------------
G.D. Nielsen Developments Ltd.            5,000                     $5,000      *
14 - 636 Clyde Avenue
West Vancouver, B.C.  V7Z 1E1
(Principal Shareholder -
Greg Nielsen)
------------------------------------------------------------------------------------------
Janet Hutchinson                          5,000                     $5,000      *
4115 Ripple Road
West Vancouver, B.C.  V7V 3C1
------------------------------------------------------------------------------------------
Glen Mitchell                             20,000                    $20,000     **
6th Floor
700 West Georgia Street
Vancouver, B.C.  V7Y 1A2
------------------------------------------------------------------------------------------
Allan Gauthier                            30,000                    $30,000     **
6th Floor
700 West Georgia Street
Vancouver, B.C.  V7Y 1A2
------------------------------------------------------------------------------------------
Janine Harris                             5,000                     $5,000      *
545 Ventura Crescent
North Vancouver, B.C.  V7N 3G8
------------------------------------------------------------------------------------------
Warren Wagstaff                           10,000                    $10,000     *
2500 - 666 Burrard Street
Vancouver, B.C.  V6C 2X8
------------------------------------------------------------------------------------------
Dominic Spooner                           10,000                    $10,000     *
2500 - 666 Burrard Street
Vancouver, B.C.  V6C 2X8
------------------------------------------------------------------------------------------

                                                    30



------------------------------------------------------------------------------------------
Anne Peterson-Angus                       110,000                   $110,000    ***
3160 Benbow Road
West Vancouver, B.C.  V7V 3E2
------------------------------------------------------------------------------------------
Jack Bell                                 10,000                    $10,000     *
2703 - 2055 Pendred Street
Vancouver, B.C.  V6G 1T9
------------------------------------------------------------------------------------------
J. Michael Leckie                         10,000                    $10,000     *
1548 Marine Drive
West Vancouver, B.C.  V7H 1H8
------------------------------------------------------------------------------------------
Eric Feilden                              10,000                    $10,000     *
900 - 4720 Kingsway Avenue
Burnaby, B.C.  V5H 4N2
------------------------------------------------------------------------------------------
Helen Killas                              100,000                   $100,000    ***
3 - 2498 Point Grey Road
Vancouver, B.C.  V6K 1A2
------------------------------------------------------------------------------------------
Mr. Declan MacFadden                      50,000                    $50,000     **
JF Evertslaan 18
1406KP Bussum
Netherlands
------------------------------------------------------------------------------------------
Robert Manchester                         10,000                    $10,000     *
1850 Burrill Avenue
North Vancouver, B.C.  V7K 1M2
------------------------------------------------------------------------------------------
Jeff Read                                 5,000                     $5,000      *
1420 Queens Avenue
West Vancouver, B.C.  V7T 2H9
------------------------------------------------------------------------------------------
Dr. James Findlay                         10,000                    $10,000     *
7 - 20691 Lougheed Highway
Maple Ridge, B.C.  V2X 2P9
------------------------------------------------------------------------------------------
Steven J. Bryant                          5,000                     $5,000      *
18999 - 59th Avenue
Surrey, B.C.  V3S 7R8
------------------------------------------------------------------------------------------
Sharif Property Holdings                  50,000                    $50,000     **
1080 - 885 West Georgia Street
Vancouver, B.C. V6C 3E8
(Principal Shareholder -
------------------------------------------------------------------------------------------

                                                    31


------------------------------------------------------------------------------------------
Intergulf Investment Corp.                250,000                   $250,000    ***
1000 - 885 West Georgia Street
Vancouver, B.C.  V6C 3E8
(Principal Shareholder -
------------------------------------------------------------------------------------------
Carlo K. Rahal                            50,000                    $50,000     **
6410 Charing Court
Burnaby, B.C.  V5E 3Y3
------------------------------------------------------------------------------------------
Nell Dragovan                             50,000                    $50,000     **
900 - 900 West Hastings Street
Vancouver, B.C.  V6C 1E5
------------------------------------------------------------------------------------------
Thesis Group, Inc.                        100,000                   $100,000    ***
19 Hanover Terrace
Regents Park
London, England  NW1 4RT
(Principal Shareholder -
Maurice Colson)
------------------------------------------------------------------------------------------
Sharon Scholz                             25,000                    $25,000     **
425 Rabbit Lane
West Vancouver, B.C.  V7S 1J1
------------------------------------------------------------------------------------------
John Gigliotti                            25,000                    $25,000     **
3100 - 666 Burrard Street
Vancouver, B.C.  V6C 3B1
------------------------------------------------------------------------------------------
Michael Case                              15,000                    $15,000     *
674 Leg in Boot Square
Vancouver, B.C.  V5Z 4B4
------------------------------------------------------------------------------------------
BSM Enterprises Ltd.                      75,000                    $75,000     ***
6228 Tiffany Boulevard
Richmond, B.C. V7C 4Z2
(Principal Shareholder -
Balraj Mann)
------------------------------------------------------------------------------------------
Trudy Mann                                25,000                    $25,000     **
6228 Tiffany Boulevard
Richmond, B.C.  V7C 4Z2
------------------------------------------------------------------------------------------
Billee Davidson                           25,000                    $25,000     **
3902 West 38th Avenue
Vancouver, B.C.
------------------------------------------------------------------------------------------

                                                   32



------------------------------------------------------------------------------------------
First Marathon Securities, Ltd.           100,000                   $100,000    ***
ITF Seabright Investments
Consultants, Inc.
2 First Canadian Place
Suite 3200, P.O. Box 21
Toronto, Ontario M5X 1J9
(Principal Shareholder -
Jim Kungle)
------------------------------------------------------------------------------------------
First Marathon Securities, Ltd.           100,000                   $100,000    ***
ITF David Lyall
2 First Canadian Place
Suite 3200, P.O. Box 21
Toronto, Ontario  M5X 1J9
------------------------------------------------------------------------------------------
First Marathon Securities Ltd.            75,000                    $75,000     ***
ITF Rob Hartvikson
2 First Canadian Place
Suite 3200, P.O. Box 21
Toronto, Ontario  M5X 1J9
------------------------------------------------------------------------------------------
First Marathon Securities Ltd.            75,000                    $75,000     ***
ITF Blayne B. Johnson
2 First Canadian Place
Suite 3200, P.O. Box 21
Toronto, Ontario  M5X 1J9
------------------------------------------------------------------------------------------
Sam Magid                                 100,000                   $100,000    ***
1888 West 5th Avenue
Vancouver, B.C.  V6J 1P3
------------------------------------------------------------------------------------------
Arron Fediuk                              25,000                    $25,000     **
3655 Ash Street
Vancouver, B.C.
------------------------------------------------------------------------------------------
Brent Norrey                              5,000                     $5,000      *
3946 West 11th Avenue
Vancouver, B.C. V6R 2L2
------------------------------------------------------------------------------------------
William Burk                              10,000                    $10,000     *
1321 Grover Avenue
Coquitlam, B.C. V3J 3G3
------------------------------------------------------------------------------------------

                                                    33



------------------------------------------------------------------------------------------
Century Square Enterprises, Inc.          30,000                    $30,000     **
23/F Chekiang First Bank Bldg.
58-63 Gloucester Road
Hong Kong
(Principal Shareholder -
------------------------------------------------------------------------------------------
J.R. Ing Associates Ltd.                  20,000                    $20,000     **
1350 West 32nd Street
Vancouver, B.C.  V6H 2J3
(Principal Shareholder -
John R. Ing)
------------------------------------------------------------------------------------------
J. Denis Mote                             20,000                    $20,000     **
1188 Englishman River Road
P.O. Box 464
Errington, B.C.  V0R 1V0
------------------------------------------------------------------------------------------
Barry Fraser                              17,500                    $17,500     *
c/o McCarthy Tetrault
777 Dunsmuir Street, #1300
Vancouver, B.C.
------------------------------------------------------------------------------------------
Rusty Goepel                              50,000                    $50,000     **
6215 McCleery Street
Vancouver, B.C.  V6M 1C3
------------------------------------------------------------------------------------------
Capital Management Limited                200,000                   $200,000    ***
222 Merchants Street
Valletta, Malta  VLT 10
(Principal Shareholder -
Rene Frendo Randon)
------------------------------------------------------------------------------------------
The Canada Trust Company                  500,000                   $500,000    ***
ITF Account No. 058-1044318
2nd Floor, 161 Bay Street
Toronto, Ontario
M5J 2T2 - REF: DK53
------------------------------------------------------------------------------------------
Richco Investors, Inc.                    1,225,000                 $1,225,000  ***
Suite 830
789 West Pender Street
Vancouver,  B.C.  V6C 1H2
(A public company listed
on the Canadian Dealings
Network, Inc.)
------------------------------------------------------------------------------------------

                                                 34


------------------------------------------------------------------------------------------
Trevor Young                                100,000                   $100,000  ***
Minane House
Minane Bridge
County Cork, Ireland
------------------------------------------------------------------------------------------
Royal Bank of Canada                        100,000                   $100,000  ***
ITF Torbay Company
Global Securities Services
Royal Bank Plaza, S.L. Level
South Tower, 200 Bay Street
Toronto, Ontario  M5B 2J5
------------------------------------------------------------------------------------------
Global Securities Corporation               100,000                   $100,000  ***
ITF Cayman Island Securities
2900 - 1055 West Georgia Street
Vancouver, B.C.  V6E 3R5
------------------------------------------------------------------------------------------
Canaccord Capital Corp.                      50,000                    $50,000  **
ITF Neil Linder
Account No. 200-063S-4
2300 - 609 Granville Street
Vancouver, B.C. V7Y 1H2
------------------------------------------------------------------------------------------
Pie Capital Communications, Inc.             50,000                    $50,000  **
3566 Point Grey Road
Vancouver, B.C. V6R 1A8
(Principal shareholder -
Albert Aimers)
------------------------------------------------------------------------------------------
Marc Hung                                    15,000                    $15,000  *
Unit #6
1200 Brunette Avenue
Coquitlam, B.C.  V3K 1G3
==========================================================================================

*    Rules Section 128(a) (B.C.)
**   Rules Section 128(b) (B.C.)
***  Act Section 55(2)(4) (B.C.)

     No other sales have occurred in the three years preceding filing of this registration statement, except for those transactions set forth in Item 7, on page 22.

ITEM 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

     The Company is presently authorized to issue fifty million (50,000,000) shares of its $.001 par value common shares in such classes as the Board may determine. As of the effective date of this Registration Statement, thirty million five hundred seventy six hundred two hundred fifty (30,576,250) Common Shares are presently issued and outstanding.

Common Shares
-------------

     All shares, when issued, will be fully paid and non-assessable. All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholders' meetings may be called by the officers or director, or upon the request of holders of at least one-tenth (1/10th) of the outstanding shares. Holders of shares are entitled to one vote at any shareholders' meeting for each share they own as of the record date fixed by the board of directors. There is no quorum requirement for shareholders' meetings. Therefore, a vote of the majority of the shares represented at a meeting will govern even if this is substantially less than a majority of the shares outstanding. Holders of shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to the Company's Articles of Incorporation and its By-Laws as well as to the applicable statutes of the State of Colorado for a more complete description of the rights and liabilities of holders of shares. It should be noted that the By-Laws may be amended by the board of directors without notice to the shareholders. The shares of the Company do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) of the shares voting for election of directors may not elect all the directors if they choose to do so. In each event, the holders of the remaining shares aggregating less than fifty percent (50%) will not be able to elect directors.

Share Purchase Warrants
-----------------------

     The Warrants are non-transferable and one (1) such Warrant will entitle the holder to purchase on or before September 30, 1998, one (1) additional Unit of the Issuer at a price of US $1.50 per Unit, each Unit consisting of one (1) common share and one additional warrant. The additional warrant entitles the holder to purchase one additional share at a price of US $2.00 per share on or before September 30, 1999.

     The Warrants contain, among other things, anti-dilution provisions and provision for appropriate adjustment of the class, number and price of shares issuable pursuant to any exercise thereof upon the occurrence of certain events including any subdivision, consolidation or reclassification of the shares of the Issuer.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Laws and Company by-laws offer protection by way of indemnification to any officer, director or employee of the Company. The indemnification extends to expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding if the party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal proceeding if the party had no reasonable cause to believe the conduct was unlawful.

     The general effect of the above indemnification provisions allow the employees, directors, and officers of the Company to function and engage in the day to day business activities of the Company knowing the Company will offer protection against the threat or event of litigation subject to the limitations that said individual must exercise good faith and reasonableness.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 or Securities Exchange Act of 1934 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13.  DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          a) None

          b) In connection with audits of two most recent fiscal years and any interim period preceding resignation, no disagreements exist with any former accountant on any matter of accounting principles or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused him to make reference in connection with his report to the subject matter of the disagreement(s).

          c) The principal accountant's report on the financial statements for any of the past two years contained no adverse opinion or a disclaimer of opinion nor was qualified as to uncertainty, audit scope, or accounting principles except for the "going concern" qualification.

          d) The decision to change accountants was approved by the Board of Directors as the registrant has no audit committee.

ITEM 14.  FINANCIAL STATEMENTS AND EXHIBITS

     The following documents are filed as a part of this report:

     1) Financial Statements: (See Financial Exhibits Index below and Financial Exhibits furnished as Pages F-1 through F-20).

     2) Financial Statement Schedules: None

     3) SK Exhibits: (See SK Exhibits Index SK, page 39, and SK Exhibits, SK-3.0 through SK-24.2.)

     4) Supplemental Oil and Gas Information - None.


ITEM 15.  FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

                          INDEX TO FINANCIAL STATEMENTS
                            AND SUPPORTING SCHEDULES
                                                                  Page

Reports of Independent Public Accountants                         F-2

I.   Financial Statements:

         Consolidated Balance Sheets, Dec. 31,                    F-3
          1994, 1995, and 1996
         Consolidated Statements of Operations,                   F-4
          Dec. 31, 1994, 1995, and 1996
         Statement of Equity                                      F-5 - F-6
         Statement of Cash Flows                                  F-7 - F-8
         Notes to Consolidated Financial Statements               F-9 - F-11


II.  Financial Statements:

         Notice to Reader                                         F-13
         Balance Sheets, March 31, 1996 and 1997                  F-14
         Statements of Operations, March 31, 1996 and 1997        F-15
         Statements of Stockholders' Equity                       F-16 - F-17
         Statements of Cash Flows                                 F-18 - F-19
         Notes to Financial Statements                            F-20

                                      INDEX
                                   SK EXHIBITS
                                   -----------
1.0      None
2.0      None
3.1*     Monetary Metals Corporation:  Certificate of Incorporation - Idaho
         (2/4/71)
3.2*     Articles of Incorporation of Monetary Metals
3.3*     Articles of Amendment of Monetary Metals
3.4* Drucker Sound Design Corporation: Articles of Incorporation - California (12/16/88)
3.5      Gul Industries Corp.: Certificate of Incorporation Delaware (10/18/89)
3.6*     Agreement and Plan of Reorganization (12/14/89)
3.7*     Monetary Metals Corporation: Certificate of Amendment - Idaho (4/16/90)
3.8      Gul Industries Corp.:  Certificate of Amendment - Delaware (6/6/90)
3.9      Filed Certificate of Merger - Delaware (6/19/90)
3.10 Drucker Sound Design Corporation: Certificate of Amendment - Delaware (9/4/91)
3.11     Bylaws
4.0      None
5.0      None
6.0      None
7.0      None
8.0      None
9.0      None
10.0     Material Contracts
10.1     Richi Joint Venture
10.2     Milco Joint Venture
11.0     None
12.0     None
13.0     None
14.0     None
16.0     None
17.0     None
18.0     None
19.0     None
20.0     None
21.0     None
22.0     None
23.0     None
24.1     Consent of Accountant
25.0     None
26.0     None
27.0     None

*Documents   which  fall   under  the   Hardship   Exemption   rule  for  filing
electronically.

SUPPLEMENTAL OIL AND GAS INFORMATION

     All of the Company's undeveloped oil and gas properties are located within the continental United States. No reserve study has been done, nor is it feasible to reliably estimate reserves on the small working interests of the Company.

                                Reserve Category

Proved Developed                Proved Undeveloped                Total
----------------                ------------------                -----

Oil (bbls)    Gas (MCF)     Oil (bbls)      Gas (MCF)    Oil (bbls)  Gas (MCF)

1996              0             0               0            0
1995              0             0               0            0
1994              0             0               0            0
1993              0             0               0            0
1992              0             0               0            0

     Present Value of Estimate Future Net Revenues From Proved Developed Oil and Gas Reserves. None can be made due to the insubstantial, uncertain nature of the working interests in non-producing wells owned by the Company.

         Standardized Measure of Discounted Cash Flows
         Relating to Proved Oil and Gas Reserve Quantities
         (Thousands of Dollars)                                    None

         Summary of Changes in the Standardized
         Measure of Discounted Net Cash Flows
         (Thousands of Dollars)                                    None

SIGNATURES:

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


DATED: _________________, 1997.

                                             DRUCKER INDUSTRIES, INC.


                                             by:
                                                --------------------------------
                                                   President


                                             Directors:


                                             -----------------------------------


                                             -----------------------------------


                                             -----------------------------------

                            DRUCKER INDUSTRIES, INC.

                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                           December 31, 1996 and 1995

                            (Stated in U.S. dollars)

                                AUDITORS' REPORT

To the Stockholders,
Drucker Industries, Inc.


We have audited the balance sheets of Drucker Industries, Inc. as at December 31, 1996 and 1995 and the statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996 and for the period from inception, February 4, 1991 to December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1996 and 1995 and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1996 and for the period from inception, February 4, 1991 to December 31, 1996 in accordance with generally accepted accounting principles in the United States.

Vancouver, B.C.
March 5, 1997     Chartered Accountants


Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Conflict
-------------------------------------------------------------------------

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is substantial doubt about a company's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the realization of assets and discharge of liabilities in the normal course of business. As discussed in
Note 1 to the accompanying financial statements and in respect of the company's substantial losses from operations, substantial doubt about the company's ability to continue as a going concern exists. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report to the shareholders dated March 5, 1997 is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.

Vancouver, B.C.
March 5, 1997     Chartered Accountants

                                   DRUCKER INDUSTRIES, INC.
                                 (A Development Stage Company)
                                        BALANCE SHEETS
                                  December 31, 1996 and 1995
                                   (Stated in U.S. dollars)


                                            ASSETS                              1996                1995
                                            ------                              ----                ----

Resource project advance - Note 8                                           $    50,802           $      --
                                                                            -----------           -----------

                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                            ----------------------------------------
Current
         Accounts payable and accrued expenses - Note 6                     $     2,525           $    28,407
         Due to a related party - Note 3                                           --                   9,000
         Advance payable - Note 8                                                50,802
                                                                            -----------           -----------

Total current liabilities                                                        53,327                37,407
                                                                            -----------           -----------

Stockholders' Equity (Deficiency) - Note 4
         Common stock $.001 par value, authorized 50,000,000 shares:
         26,934,185 shares issued and outstanding                                26,935                26,555
         Additional paid-in capital                                           1,132,483             1,094,863
         Deficit accumulated during the development stage                    (1,161,943)           (1,158,825)
                                                                            -----------           -----------

Total stockholders' deficiency                                                   (2,525)              (37,407)
                                                                            -----------           -----------

                                                                            $    50,802           $      --
                                                                            ===========           ===========













                                        SEE ACCOMPANYING NOTES









                                                  F-3

                                             DRUCKER INDUSTRIES, INC.
                                           (A Development Stage Company)
                                             STATEMENTS OF OPERATIONS
                               for the years ended December 31, 1996, 1995 and 1994
                                     and February 4, 1971 (Date of Inception)
                                               to December 31, 1996
                                              (Stated in U.S. dollars)
                                              ------------------------
                                                                                                      February 4, 1971
                                                                                                   (Date of inception) to
                                               Year ended December 31                                     December 31,
                                                    1996               1995                 1994              1996
                                               ---------------------------------------------------   ----------------------


General and administrative expenses            $      3,118        $     46,004        $     89,541        $    442,587

Amortization of license agreement                      --                  --                  --                56,827

Royalties - Note 4                                     --                  --                25,000              75,000

Interest expense                                       --                33,451              30,719             114,063

Fiscal agent fees                                      --                  --                 9,050              64,230

Write-off of license agreement                         --                  --               409,236             409,236
                                               ------------        ------------        ------------        ------------

Net loss                                       $     (3,118)       $    (79,455)       $   (563,546)       $ (1,161,943)
                                               ------------        ------------        ------------        ------------

Net loss per share                             $     (0.000)       $      (.004)       $      (.028)
                                               ------------        ------------        ------------

Weighted average shares outstanding              26,554,183          21,575,697          20,477,500
                                               ------------        ------------        ------------







                                                        F-4



                                          DRUCKER INDUSTRIES, INC.
                                        (A Development Stage Company)
                               STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                       for the years ended  December  31, 1989 to December 31, 1996 and
                           February 4, 1971 (Date of  Inception)  to December 31, 1996
                                          (Stated in U.S. dollars)
                                          ------------------------

                                                                                       Deficit
                                                                                      Accumulated
                                             Common Stock             Additional       During the
                                             ------------              Paid-in        Development
                                         Shares         Amount         Capital           Stage           Total
                                         ------         ------         -------           -----           -----
                                                                                      (Note 7)
Shares issued to acquire
 Monetary Metals, Inc.                   675,000    $        675    $       (675)                     $     --
Shares issued to acquire
 net assets of
Drucker Sound Design
 Corporation                           2,700,000           2,700          65,046                          67,746
Net loss from inception
 to December 31, 1989                                                               $     (8,115)         (8,115)
Net loss for year ended
 December  31, 1990                                                                     (144,333)       (144,333)
Five for one forward split
 of outstanding shares                13,500,000          13,500         (13,500)                           --
Funds contributed by
 stockholder                                                             124,196                         124,196
Sale of units for cash,
 September 1991                        1,050,000           1,050         103,950                         105,000
Sale of units for cash,
 December 1991                           750,000             750          74,250                          75,000
Shares issued to settle
 debts                                    52,500              53           5,197          (5,250)           --
Shares issued to directors
 as compensation                         450,000             450          44,550         (45,000)           --
Correct funds contributed
 to stockholders                                                         (24,990)                        (24,990)
Interest on note payable                                                                  (7,370)         (7,370)
Net loss for year ended
 December 31, 1991                                                                       (38,417)        (38,417)
                                    ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1991,
 as previously reported               19,177,500          19,178         378,024        (248,485)        148,717
Adjustments to previously
 reports amounts:
         Fiscal agent fees                                               (18,000)         (7,300)        (25,300)
                                    ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1991,
 as restated                          19,177,500          19,178         360,024        (255,785)        123,417

Sale of common stock,
 March 1992                              700,000             700          69,300                          70,000
Sale of common stock,
 September 1992                          500,000             500          54,500                          55,000
Net loss for year ended
 December 31, 1992                                                                       (78,078)        (78,078)
                                    ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1992,
 as previously reported               20,377,500          20,378         483,824        (333,863)        170,339
Adjustments to previously
 reported amounts:
         Fiscal agent fees                                               (12,500)        (20,600)        (33,100)
                                    ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1992,
 as restated                          20,377,500          20,378         471,324        (354,463)        137,239
                                    ------------    ------------    ------------    ------------    ------------

                                                                  F-5


                                                 DRUCKER INDUSTRIES, INC.
                                              (A Development Stage Company)
                                      STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                             for the years ended  December  31, 1989 to December 31, 1996 and
                                   February 4, 1971 (Date of Inception) to December 31, 1996
                                                (Stated in U.S. dollars)
                                                ------------------------

                                                                                                    Deficit
                                                                                                  Accumulated
                                                        Common Stock             Additional       During the
                                                        ------------              Paid-in        Development
                                                    Shares         Amount         Capital           Stage             Total
                                                    ------         ------         -------           -----             -----
                                                                                                   (Note 7)

Balance forward, December 31, 1992, as restated    20,377,500           20,378        471,324      (354,463)           137,239
Net loss for the year ended December 31, 1993                                                      (134,081)          (134,081)
                                                  -----------      -----------     ----------   -----------        -----------

Balance, December 31, 1993                         20,377,500           20,378        471,324      (488,544)             3,158

Adjustment to previously reported amounts:
         Fiscal agent fees                                                                          (27,280)           (27,280)
                                                                                                -----------        -----------

Balance, December 31, 1993, as restated            20,377,500           20,378        471,324      (515,824)           (24,122)

Sale of common stock, July, 1994                      200,000              200         29,800                           30,000

Fiscal agent fees                                                                      (3,000)                          (3,000)

Net loss for the year ended December 31, 1994                                                      (563,546)          (563,546)
                                                  -----------      -----------    -----------   -----------        -----------

Balance, December 31, 1994                         20,577,500           20,578        498,124    (1,079,370)          (560,668)

Shares issued to settle debts                       5,976,683            5,977        596,739                          602,716

Net loss for the year ended December 31, 1995                                                       (79,455)           (79,455)
                                                  -----------      -----------    -----------  ------------        -----------

Balance, December 31, 1995                         26,554,183           26,555      1,094,863    (1,158,825)           (37,407)

Shares issued to settle debts                         380,002              380         37,620                           38,000

Net loss for the year ended December 31, 1996                                                        (3,118)            (3,118)
                                                  -----------      -----------    -----------   -----------        -----------

Balance, December 31, 1996                         26,934,185      $    26,935    $ 1,132,483   $(1,161,943)       $    (2,525)
                                                  -----------      -----------    -----------   -----------        -----------


                                                        F-6





                                             DRUCKER INDUSTRIES, INC.
                                           (A Development Stage Company)
                                              STATEMENTS OF CASH FLOW
                               for the years ended December 31, 1996, 1995 and 1994
                                     and February 4, 1971 (Date of Inception)
                                               to December 31, 1996
                                             (Stated in U.S. dollars)
                                             ------------------------


                                                                     Year Ended December 31,
                                                        -------------------------------------------   February 4, 1971
                                                            1996             1995          1994   (Date of Inception) to
                                                            ----             ----          ----      December 31, 1996
                                                                                                   ---------------------
Cash flow from operating activities:
         Net loss                                        $    (3,118)   $   (79,455)   $  (563,546)   $(1,161,943)
         Adjustments to reconcile net loss to net cash
         used in operations:
         Amortization of license agreement                      --             --             --           56,827
         Stock issued for payment of expenses                   --             --             --           50,250
         Write-off of license agreement                         --             --          409,236        409,236
                                                        -----------    -----------     -----------    -----------

                                                              (3,118)       (79,455)      (154,310)      (645,630)
  Changes in non-cash items related to the operations
         Increase (decrease) in royalties payable               --             --          (12,500)          --
         Net decrease in assets/liabilities                  (25,882)      (533,605)        51,476       (319,080)
         Stock issued for payment of accounts payable         38,000        243,716           --          281,716
         Stock issued for payment of promissory note            --          359,000           --          359,000
                                                         -----------    -----------    -----------    -----------

Net cash used in operating activities                          9,000        (10,344)      (115,334)      (323,994)

Cash flows used in investing activities
         Payments for license agreement                         --             --             --         (100,000)
         Resource project advance                            (50,802)          --             --          (50,802)
                                                         -----------    -----------    -----------    -----------

                                                             (50,802)          --             --         (150,802)
                                                         -----------    -----------    -----------    -----------










                                                        F-7

                                       DRUCKER INDUSTRIES, INC.
                                     (A Development Stage Company)
                                        STATEMENTS OF CASH FLOW
                         for the years ended December 31, 1996, 1995 and 1994
                               and February 4, 1971 (Date of Inception)
                                         to December 31, 1996
                                       (Stated in U.S. dollars)
                                       ------------------------

Cash flows from financing activities:
         Payments on license agreement payable        --          --       (49,013)   (366,063)
         Proceeds from sale of common stock           --          --        27,000     301,500
         Proceeds from promissory notes payable       --          --        55,000     345,000
         Other capital contributions                  --          --          --        99,206
         Due to a related party                     (9,000)      9,000      44,351      44,351
         Advance payable                            50,802        --          --        50,802
                                                  --------    --------    --------    --------

Net cash provided by financing activities           41,802       9,000      77,338     474,796

Net decrease in cash                                  --        (1,344)    (37,996)       --
Cash, beginning of period                             --         1,344      39,340        --
                                                  --------    --------    --------    --------

Cash, end of period                               $   --       $   --     $  1,344    $   --
                                                  --------    --------    --------    --------


Supplemental Disclosures of Cash Flows:
Interest paid in 1993 was $4,857. Interest accrued in 1995 was $33,451 (1994 was $30,719). In 1993, $14,000 of accrued and unpaid interest was converted into notes payable.

                            DRUCKER INDUSTRIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1995
                            (Stated in U.S. dollars)


Note 1      Continuance of Operations
            -------------------------

            The company is in the development stage at December 31, 1996. Recovery of the company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the company's development program and its transition, ultimately, to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfil its development activities and achieving a level of sales adequate to support the company's cost structure.

            These financial statements have been prepared on a going concern basis. The company has a working capital deficiency of $53,327 as at December 31, 1996. The company's ability to continue as a going concern is dependent on the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Note 2      Summary of Significant Accounting Policies
            ------------------------------------------

            Organization
            ------------

            The company was incorporated in Idaho on February 4, 1971, as Monetary Metals, Inc. On December 14, 1989, the company acquired all the net assets of Drucker Sound Design, Inc. in exchange for 2,700,000 shares (13,500,000 shares after split) of common stock. On December 30, 1989, the company changed its name to Drucker Sound Design, Inc., and on June 19, 1990, the company changed its domicile to Delaware. On September 5, 1991, the company changed its name to Drucker Industries, Inc., and forward split the outstanding shares of common stock on the basis of five for one.

            Line of Business
            ----------------

            The company currently is in the process of reviewing new business opportunities and subsequent to December 31, 1996 has entered into an agreement in respect to exploration and development of oil and gas properties in China.

            Development Stage Company
            -------------------------

            The company is a development stage company as defined in Statement of Financial Accounting Standards No. 7. The company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the company's development stage activities.

            Income Taxes
            ------------

            The company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, No. 109 "Accounting for Income Taxes".

Note 2      Summary of Significant Accounting Policies - (cont'd)
            ------------------------------------------

            Net Loss Per Share
            ------------------

            Net loss per share is based on the weighted average number of common shares outstanding during each year.

Note 3      Related Party Transactions
            --------------------------

            The amount due to a related party at December 31, 1996 was due to a director of the company for unpaid fees ($Nil; 1995: $9,000). This amount was unsecured, non-interest bearing and had no specific terms for repayment. During the year ended December 31, 1995 the company issued 710,351 common shares to settle $71,035 due to this related party at that time.

            During the year ended December 31, 1996, a director of the company charged consulting fees to the company in the amount of $Nil (1995:
            $36,000).

Note 4      Common Stock
            ------------

            During the year ended December 31, 1996, the company issued 380,002 common stock at $0.10 per share to settle debts of $38,000.

Note 5      Income Taxes
            ------------

            No provision for income taxes has been provided in 1996 and 1995 due to the net loss. The company has net operating loss carryforwards, which expire commencing in the year 2004 totalling approximately $690,000, the benefits of which have not been recorded.

            Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity's ownership of fifty percent of greater, utilization of net operating loss carryforwards may be limited. As a result of equity transactions occurring through December 31, 1996, the company will be subject to such limitation. The annual limitations have not been determined.

Note 6      Contingency
            -----------

            A creditor of the company has indicated to the company that it is owed $50,000 in respect to unpaid royalties of a license agreement cancelled during the year ended December 31, 1994. This contingent liability has been assumed by a director of the company. Management is of the opinion that this claim is without foundation or merit and has not included this with accounts payable. Any settlement resulting from the resolution of this contingency, if any, will be accounted for as a prior period adjustment.

Note 7      Prior Period Change
            -------------------

            The company determined that accounts payable at December 31, 1993 was understated by $85,680 due to accrued fiscal agent fees not recorded. Of these fees, $27,280 related to the year ended December 31, 1993 and $58,400 related to years prior to the year ended December 31, 1993. Consequently accounts payable at December 31, 1993 and fiscal agent fees for the year then ended and deficit accumulated during the development stage December 31, 1993 and at December 31, 1992 and additional paid-in capital at December 31, 1992 were restated to reflect this adjustment.

Note 8      Subsequent Events
            -----------------

               i) By Farm-in Agreements dated January 21, 1997, the company has agreed to participate in an exploration and development program on a 316,000 acre concession in the Shaanxi Province, China. The company will pay all drilling and associated costs to earn a 50% interest in the concession. The term of this agreement ends on the earliest of:
               -        January 21, 2007
               - the date on which the required amount has been expended pursuant to this agreement; or
               -        upon default by the company.

               ii) The operators of the farm-in agreements dated January 21, 1997 advanced $50,802 to the project on behalf of the company during December 1996 and a further $70,000 during January 1997. These advances are non-interest bearing, unsecured and have no specific terms for repayment.

               iii) The company proposes to offer up to 6,500,000 units at $1.00 per unit pursuant to an Offering Memorandum. Each unit is to consist of one common share and one share purchase warrant which will entitle the holder thereof to acquire an additional unit at $1.50 per unit. This warrant will expire in eighteen months from the closing of the Offering Memorandum. The additional unit is to consist of one common share and one additional share purchase warrant to acquire one common share at $2.00 per share. This warrant will expire in thirty months from the date of closing of the Offering Memorandum.


               A finders fee equal to 7% of the actual gross proceeds of the Offering (exclusive of amounts, if any, received upon the exercise of the share purchase warrants) will be paid by issuance of units at a deemed value of $1.00 per unit.

                            DRUCKER INDUSTRIES, INC.

                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                             March 31, 1997 and 1996

                            (Stated in U.S. dollars)

                       (Unaudited - See Notice to Reader)
                       ----------------------------------

                                NOTICE TO READER



We have compiled the balance sheet of Drucker Industries Inc. as at March 31, 1997 and the statements of loss and deficit and changes in financial position for the three month period then ended from information provided by the company. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.



Vancouver, B.C.                                       /s/ Amisano Hanson
May 9, 1997                                           --------------------------
                                                      Chartered Accountants

                            DRUCKER INDUSTRIES, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                             March 31, 1997 and 1996
                            (Stated in U.S. dollars)
                       (Unaudited - See Notice to Reader)
                       ----------------------------------


                                      ASSETS                                  1997          1996
                                      ------                                  ----          ----

Resource project                                                          $   196,565    $      --
                                                                          -----------    -----------


                     LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                     ----------------------------------------

Current
            Accounts payable and accrued expenses                         $   161,341    $    28,407
            Due to a related party                                               --            9,000
            Advance payable                                                    50,802           --
                                                                          -----------    -----------

Total current liabilities                                                     212,143         37,407
                                                                          -----------    -----------

Stockholders' Equity (Deficiency)  - Note 2
            Common stock $.001 par value, authorized 50,000,000 shares:
            26,934,185 shares issued and outstanding                           26,935         26,555
            Additional paid-in capital                                      1,132,483      1,094,863
            Deficit accumulated during the development stage               (1,174,996)    (1,153,825)
                                                                          -----------    -----------

Total stockholders' deficiency                                                (15,578)       (37,407)
                                                                          -----------    -----------

                                                                          $   196,565    $      --
                                                                          -----------    -----------













                                                       F-14






                                             DRUCKER INDUSTRIES, INC.
                                           (A Development Stage Company)
                                             STATEMENTS OF OPERATIONS
                                  for the three months ended March 31, 1997, 1996
                                 and years ended December 31, 1996, 1995 and 1994
                                     and February 4, 1971 (Date of Inception)
                                                 to March 31, 1997
                                             (Stated in U.S. dollars)

                                                                                                                   February 4, 1971
                                                                                                                 (Date of inception)
                                               Three months ended March 31,              Year ended December 31      to March 31,
                                          1997           1996            1996              1995          1994            1997
                                      ---------------------------------------------------------------------------------------------

General and administrative expenses   $     13,053    $      --      $      3,118    $     46,004    $     89,541    $    455,640

Amortization of license agreement             --             --              --              --              --            56,827

Royalties                                     --             --              --              --            25,000          75,000

Interest expense                              --             --              --            33,451          30,719         114,063

Fiscal agent fees                             --             --              --              --             9,050          64,230

Write-off of license agreement                --             --              --              --           409,236         409,236
                                      ------------    ------------    ------------    ------------    -----------     -----------

Net loss                              $    (13,053)   $      --       $     (3,118)   $    (79,455)   $   (563,546)   $(1,174,996)
                                      ------------    ------------    ------------    ------------    ------------    ------------

Net loss per share                    $     (0.000)   $     (0.000)   $     (0.000)   $      (.004)   $      (.028)
                                      ------------    ------------    ------------    ------------    ------------

Weighted average shares outstanding     26,934,185      26,554,183      26,554,183      21,575,697      20,477,500
                                      ------------    ------------    ------------    ------------    ------------



                                                       F-15

                                             DRUCKER INDUSTRIES, INC.
                                           (A Development Stage Company)
                                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                               for the three months ended March 31, 1997 and 1996
                               and years  December 31, 1989 to December 31, 1996
                            and February 4, 1971 (Date of Inception) to March 31,1997
                                             (Stated in U.S. dollars)
                                        (Unaudited - See Notice To Reader)
                                        ----------------------------------

                                                                                            Deficit
                                                                                           Accumulated
                                                  Common Stock            Additional        During the
                                                  ------------             Paid-in          Development
                                              Shares         Amount        Capital           Stage           Total
                                              ------         ------        -------           -----           -----
                                                                                             (Note 7)
Shares issued to acquire
 Monetary Metals, Inc.                        675,000    $        675    $       (675)                    $     --
Shares issued to acquire
 net assets of Drucker
Sound Design Corporation                    2,700,000           2,700          65,046                          67,746
Net loss from inception
 to December 31, 1989                                                                    $     (8,115)         (8,115)
Net loss for year ended
 December  31, 1990                                                                          (144,333)       (144,333)
Five for one forward split
 of outstanding shares                     13,500,000          13,500         (13,500)                           --
Funds contributed by
 stockholder                                                                  124,196                         124,196
Sale of units for cash,
 September 1991                             1,050,000           1,050         103,950                         105,000
Sale of units for cash,
 December 1991                                750,000             750          74,250                          75,000
Shares issued to settle
 debts                                         52,500              53           5,197          (5,250)           --
Shares issued to directors
 as compensation                              450,000             450          44,550         (45,000)           --
Correct funds contributed
 to stockholders                                                              (24,990)                        (24,990)
Interest on note payable                                                                       (7,370)         (7,370)
Net loss for year ended
 December 31, 1991                                                                            (38,417)        (38,417)
                                         ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1991,
 as previously reported                    19,177,500          19,178         378,024        (248,485)        148,717
Adjustments to previously
 reports amounts
            Fiscal agent fees                                                 (18,000)         (7,300)        (25,300)
                                         ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1991,
 as restated                               19,177,500          19,178         360,024        (255,785)        123,417
Sale of common stock,
 March 1992                                   700,000             700          69,300                          70,000
Sale of common stock,
 September 1992                               500,000             500          54,500                          55,000
Net loss for year ended
 December 31, 1992                                                                            (78,078)        (78,078)
                                         ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1992,
 as previously reported                    20,377,500          20,378         483,824        (333,863)        170,339
Adjustments to previously
 reported amounts:
            Fiscal agent fees                                                 (12,500)        (20,600)        (33,100)
                                         ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1992, as restated    20,377,500          20,378         471,324        (354,463)        137,239
                                         ------------    ------------    ------------    ------------    ------------


                                                       F-16


                                             DRUCKER INDUSTRIES, INC.
                                           (A Development Stage Company)
                                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                             for the three months ended March 31, 1997 and 1996 and
                              years ended December 31, 1989 to December 31, 1996
                             and February 4, 1971 (Date of Inception) to March 31, 1997
                                             (Stated in U.S. dollars)
                                          (Unaudited - See Notice to Reader)
                                          ----------------------------------


                                                                                   Deficit
                                                                                 Accumulated
                                         Common Stock            Additional      During the
                                         ------------             Paid-in        Development
                                    Shares         Amount        Capital           Stage       Total
                                    ------         ------        -------           -----       -----
                                                                                 (Note 7)

Balance forward, December 31,
 1992, as restated               20,377,500         20,378        471,324      (354,463)       137,239
Net loss for the year ended
 December 31, 1993                                                             (134,081)      (134,081)

Balance, December 31, 1993       20,377,500         20,378        471,324      (488,544)         3,158
Adjustment to previously
 reported amounts:
            Fiscal agent fees                                                   (27,280)       (27,280)
                                -----------    -----------     ----------    ----------     ----------

Balance, December 31, 1993,
 as restated                     20,377,500         20,378        471,324      (515,824)       (24,122)

Sale of common stock,
 July, 1994                         200,000            200         29,800                       30,000

Fiscal agent fees                                                  (3,000)                      (3,000)

Net loss for the year
 ended December 31, 1994                                                       (563,546)      (563,546)
                                -----------    -----------    -----------   -----------    -----------

Balance, December 31, 1994       20,577,500         20,578        498,124    (1,079,370)      (560,668)

Shares issued to settle debts     5,976,683          5,977        596,739                      602,716

Net loss for the year ended
 December 31, 1995                                                             (79,455)       (79,455)
                                -----------    -----------    -----------   -----------    -----------
Balance, December 31, 1995       26,554,183         26,555      1,094,863    (1,158,825)       (37,407)

Net loss for the three months
 ended March 31, 1996                                                              --             --
                                -----------    -----------    -----------   -----------    -----------
Balance, March 31, 1996          26,554,183         26,555      1,094,863    (1,158,825)       (37,407)
Shares issued to settle debts       380,002            380         37,620                       38,000
Net loss for the nine months
 ended December 31, 1996                                                         (3,118)        (3,118)
                                -----------    -----------    -----------   -----------    -----------

Balance, December 31, 1996       26,934,185    $    26,935    $ 1,132,483   $(1,161,943)   $    (2,525)
Net loss for the three months
 ended March 31, 1997                                                           (13,053)       (13,053)
                                -----------    -----------    -----------   -----------    -----------
Balance, March 31, 1997          26,934,185    $    26,935    $ 1,132,483   $(1,174,996)   $   (15,578)
                                -----------    -----------    -----------   -----------    -----------


                                                        F-17


                                             DRUCKER INDUSTRIES, INC.
                                           (A Development Stage Company)
                                              STATEMENTS OF CASH FLOW
                              for the three months ended March 31, 1997 and 1996 and
                               years ended  December  31,  1996,  1995 and 1994 and
                             February  4, 1971 (Date of  Inception)  to March 31, 1997
                                             (Stated in U.S. dollars)
                                        (Unaudited - See Notice to Reader)
                                        ----------------------------------

                                                                                                                   February 4, 1971
                                                                                                                 (Date of inception)
                                             Three months ended March 31,             Year ended December 31         to March 31,
                                               1997              1996          1996           1995           1994       1997
                                             --------------------------    ----------------------------------------- ---------------

Cash flow from operating activities:
Net loss                                     $   (13,053)   $      --      $    (3,118)   $   (79,455)   $  (563,546)   $(1,174,996)
Adjustments to reconcile net loss
to net cash used in operations:
Amortization of license agreement                   --             --             --             --             --           56,827
Stock issued for payment of
 expenses                                           --             --             --             --             --           50,250
Write-off of license agreement                      --             --             --             --             --          409,236
                                             -----------    -----------    -----------    -----------    -----------    -----------

                                                (13,0523)          --           (3,118)       (79,455)      (154,310)      (658,683)
Changes in non-cash items related
 to the operations
Increase (decrease) in royalties
 payable                                            --             --             --             --          (12,500)          --
Net decrease in assets/liabilities               158,816           --          (25,882)        51,476       (533,605)      (160,264)
Stock issued for payment of
 accounts payable                                   --             --           38,000        243,716           --          281,716
Stock issued for payment of
 promissory note                                    --             --             --          359,000           --          359,000
                                             -----------    -----------    -----------    -----------    -----------    -----------

Net cash used in operating activities            145,763           --            9,000        (10,344)      (115,334)      (178,231)
                                             -----------    -----------    -----------    -----------    -----------    -----------

Cash flows used in investing activities
Payments for license agreement                      --             --             --             --             --         (100,000)
Resource project                                (145,763)          --          (50,802)          --             --         (196,565)
                                             -----------    -----------    -----------    ----------     -----------    -----------

                                                (145,763)          --          (50,802)          --             --         (296,565)
                                             -----------    -----------    -----------    -----------    -----------    -----------

                                                       F-18


                                             DRUCKER INDUSTRIES, INC.
                                           (A Development Stage Company)
                                              STATEMENTS OF CASH FLOW
                           for the three months ended March 31, 1997 and 1996 and
                            years ended  December  31,  1996,  1995 and 1994 and
                            February  4, 1971 (Date of  Inception)  to March 31, 1997
                                             (Stated in U.S. dollars)
                                        (Unaudited - See Notice to Reader)
                                        ----------------------------------

                                               1997         1996         1996          1995           1994               1997
                                               ----------------------------------------------------------------------------------

Cash flow from financing activities:
Payments on license agreement
 payable                                       $-           $-           $-            $-             $(49,013)        $(366,063)
Proceeds from sale of common
            stock                              -            -            -             -              27,000             301,500
Proceeds from promissory notes
 payable                                       -            -            -             -              55,000             345,000
Other capital contributions                    -            -            -             -              -                  99,206
Due to a related party                         -            -            (9,000)       9,000          44,351             44,351
Advance payable                                -            -            50,802        -              -                  50,802
                                              -----        -----        -------       ------         -------            --------

Net cash provided by financing
 activities                                    -            -            41,802        9,000          77,338             474,796
                                              -----        -----        -------       ------         -------            --------

Net decrease in cash                           -            -            -            (1,344)        (37,996)            -
Cash, beginning of period                      -            -            -             1,344          -                  -
                                              -----        -----        -------       ------         -------            --------

Cash, end of period                           $-           $-           $-            $-             $1,344             $-
                                              -----        -----        -------       ------         -------            --------


Supplemental Disclosures of Cash Flows:
Interest paid in 1993 was $4,857. Interest accrued in 1995 was $33,451 (1994 was $30,719). In 1993, $14,000 of accrued and unpaid interest was converted into notes payable.

                            DRUCKER INDUSTRIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1997 and 1996
                            (Stated in U.S. dollars)
                       (Unaudited - See Notice to Reader)
                       ----------------------------------


Note 1 Interim Reporting
       -----------------

          While the information presented in the accompanying interim three months financial statements is unaudited, includes all adjustment which are, in the opinion of management, necessary to present fairly the financial position, results of operations and changes in financial position for the interim period presented.

Note 2 Resource Project
       ----------------

          By Farm-in Agreements dated January 21, 1997, the company has agreed to participate in an exploration and development program on a 316,000 acre concession in the Shaanxi Province, China. The company will pay all drilling and associated costs to earn a 50% interest in the concession. The term of this agreement ends on the earliest of:

                     -        January 21, 2007

                     - the date on which the required amount has been expended pursuant to this agreement; or

                     -        upon default by the company.

Note 3 Subsequent Event
       ----------------

          Subsequent to March 31, 1997, the company completed a private placement of 5,179,500 units at $1.00 per unit for proceeds of $5,179,500. Each unit consists of one common share and one share purchase warrant which entitles the holder thereof to acquire an additional unit at $1.50 per unit. This warrant expires on September 30, 1998. The additional unit consists of one common share and one additional share purchase warrant to acquire one common share at $2.00 per share. This warrant expires September 30, 1999.

          A finders fee of 7% of the gross proceeds of the placement (exclusive of amounts, if any, received upon the exercise of the share purchase warrants) is payable by the issuance of units at a deemed value of $1.00 per unit or 362,565 units.

                                 SK EXHIBIT 3.5

                              GUL INDUSTRIES CORP.
                CERTIFICATE OF INCORPORATION DELAWARE (10/18/89)

                                STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE



     I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "GUL INDUSTRIES CORP." FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF OCTOBER, A.D. 1989, AT 9 O'CLOCK A.M.










                                      /s/ William T. Quillen
                                          --------------------------------------
                                          William T. Quillen, Secretary of State

                          CERTIFICATE OF INCORPORATION
                                       OF
                              GUL INDUSTRIES CORP.

     FIRST: The name of this corporation is Gul Industries Corp.

     SECOND: Its registered office in the State of Delaware is to be located at 725 Market Street in the City of Wilmington, County of New Castle. The registered agent in charge thereof is The Company Corporation, at same as above.

     THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do and in any part of the world. viz:

            "The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.:

     FOURTH:   The  amount  of  the  total  authorized  capital  stock  of  this corporation is 25,000,000 shares of $0.01 Par Value.

     FIFTH: The name and mailing address of the incorporator is as follows:

     NAME:                                           ADDRESS:

Caroline Walters                       725 Market St., Wilmington, DE 19801

     SIXTH: The powers of the incorporator are to terminate upon filing of the certificate of incorporation, and the name(s) and mailing address(es) of persons who are to serve as director(s) until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

            Pat O. Mackinga, 1214 D. Westlake Blvd., Westlake Village, CA 91361 Frank Dobrucki, 6345 Balboa Blvd. #230, Encino, CA 91316
            Brett J. Mackinga, 1890 W. Hillcrest #601, Newbury Park, CA  91320

     SEVENTH: the Directors shall have power to make and to alter or amend the By- Laws to fix the amount to be reversed as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

     With the consent in writing and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

     The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open tot he inspection of the stockholders: and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be form time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the Laws of Delaware.

     It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall except where otherwise specified in said paragraph, be no wise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     EIGHTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless her breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability for unlawful payments of dividends or unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (40 a transaction from which the director derived an improper personal benefit.

     I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true and I have accordingly hereunto set my hand.

DATED AT:            October 18, 1989
State of Delaware
County of New Castle                                /s/ Caroline Walters
                                                        ------------------------

                                 SK EXHIBIT 3.8

                              GUL INDUSTRIES CORP.
                  CERTIFICATE OF AMENDMENT - DELAWARE (6/6/90)

                                STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE



     I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GUL INDUSTRIES CORP." FILED IN THIS OFFICE ON THE SIXTH DAY OF JUNE, A.D. 1990, AT 10:15 O'CLOCK A.M.










                                   /s/ William T. Quillen
                                       -----------------------------------------
                                       William T. Quillen, Secretary of State

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


Gul Industries Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST:  That a meeting of the Board of  Directors of Gul  Industries  Corp.
resolutions were dully adopted setting forth the proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "1 and 4" so that, as amended said Articles shall be read as follows:

          "The name of the corporation is amended to: Drucker Sound Design Corporation."

          "The total authorized capital stock of the corporation is amended to 10,000,000 shares of $0.001 par value, all of one class."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That said amendments as duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, said Gul Industries Corp. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Pat O. Mackinga its President and Brett Mackinga its secretary, this 30th day of March, 1990.


/s/ Brett Mackinga                                      /s/ Pat Mackinga
    -----------------------                                 --------------------
    Secretary                                               President

Notary:

STATE OF CALIFORNIA         )
                            )
COUNTY OF VENTURA           )

     Before me, a notary public, on this day personally appeared Pat O. Mackinga and Brett Mackinga proven to me to be the persons whose names are subscribed to the foregoing document, and being duly sworn, declared that the statements therein contained are true and correct. given under my hand and seal of office this 30th day of March, 1990.



                                                        /s/ Wendy D. Fisher
                                                            -------------------
                             Name printed:                  Wendy D. Fisher
                        My commission expires:              March 1, 1991

            Notary Seal:

                                 SK EXHIBIT 3.9

                FILED CERTIFICATE OF MERGER - DELAWARE (6/19/90)

                                STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE



     I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER OF DELAWARE & FOREIGN CORPORAITONS OF "DRUCKER SOUND DESIGN CORPORATION" FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 1990, AT 9 O'CLOCK A.M.










                                    /s/ William T. Quillen
                                        ----------------------------------------
                                        William T. Quillen, Secretary of State

                              CERTIFICATE OF MERGER
             DRUCKER SOUND DESIGN CORPORATION, an Idaho corporation
                                      INTO
            DRUCKER SOUND DESIGN CORPORATION, a Delaware corporation
                          as the surviving corporation

     CERTIFICATE OF MERGER, dated the 28th day of May, 1990, between Drucker Sound Design Corporation, an Idaho corporation, herein called "Drucker-Idaho", and all of the Directors thereof, and Drucker Sound Design Corporation, a Delaware corporation, and all of the Directors thereof, the two corporations being hereinafter sometimes called the "Constituent Corporations".

     WHEREAS, The Board of Directors deems it advisable and generally to the welfare of Drucker Sound Design Corporation that the corporation merger to be effected pursuant to the statutes of the State of Idaho and the statutes of the State of Delaware, and they have duly approved and authorized the form of certificate of merger.

     WHEREAS, Drucker Sound Design Corporation, is a Corporation duly organized under the laws of the State of Delaware having been incorporated October 18, 1989 as Gul Industries Corp., having authorized capital consisting of Ten Million (10,000,000) shares of common stock with a one mil ($0.001) par value.

     WHEREAS, the laws of the States of Idaho and Delaware permit such a merger, and the Constituent Corporations desire to merger pursuant to the provisions of the laws of their respective states;

     NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants herein contained, it is certified that Drucker-Idaho, is merged into Drucker Sound Design Corporation of Delaware which shall be the Surviving Corporation, and the terms and conditions of such merger and the mode of carrying it into effect are and shall be as follows:

     1. NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation, which is sometimes hereinafter referred to as the Surviving Corporation, shall, from and after the effective date of the merger, be Drucker Sound Design Corporation. The separate existence of Drucker-Idaho shall cease at the effective time of merger, except insofar as it may be continued by laws of in order to carry out the purposes of this Certificate of Merger and except as continued in the Surviving Corporation.

     2. ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Drucker Sound Design Corporation of Delaware as amended.

     3. BYLAWS. The bylaws of Drucker Sound Design Corporation of Delaware at the effective time of the merger shall be the bylaws of the Surviving Corporation until altered or repealed as provided therein.

     4. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of the Surviving Corporation immediately after the effective time of the merger shall be those persons who were the members of the Board of Directors and the officers, prior to the effective time of the merger, and such person shall serve in such offices, respectively, for the terms provided by law of in the Bylaws, or until their respective successors are elected and qualified.

     5. AUTHORITY TO CONDUCT BUSINESS. Drucker Sound Design Corporation, of Delaware, represents that the corporation has not filed an application for authority to do business in Delaware. The Surviving Corporation, Drucker Sound Design Corporation, of Delaware, will conduct no such business in Delaware without first filing and having such application approved. Drucker Sound Design Corporation, of Delaware will file its application for authority to conduct business in Delaware immediately upon completion of the merger.

     6. CONVERSION OF SHARES. The manner of converting the units of Drucker Sound Design Corporation, of Idaho into shares of Drucker Sound Design Corporation of Delaware shall be set forth in this paragraph:

               (a) The manner of converting the units of Drucker-Idaho into shares of the Drucker Sound Design Corporation of Delaware shall be as follows:

                    Immediately upon the effective date of the merger, each one share of stock of the Drucker-Idaho outstanding in the hands of the public (being all of the shares of Drucker-Idaho, outstanding) without any action on the part of the holder thereof, shall automatically become and be converted into common stock of Drucker of Delaware on a share for share basis and each outstanding certificate representing shares of common stock of Drucker Sound Design Corporation, of Idaho, shall thereupon be deemed for all corporate purposes (other than the payment of dividends) to evidence the ownership of the number of fully paid, nonassessable shares of common stock of Drucker Sound Design Corporation of
                    Delaware into which such shares of common stock of Drucker-Idaho shall have been converted.

     7. RIGHTS OF SHAREHOLDERS. After the effective time of the merger, any holder of a certificate or certificates which therefor represented shares of Common Stock of Drucker-Idaho may, but shall not be required to, surrender the same to the Transfer Agent of the Drucker Sound Design Corporation, of Delaware. UNITED STOCK TRANSFER, 5680 Greenwood Plaza, Suite 500, Englewood, Colorado 80111, and shall thereupon be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Common Stock of the Drucker Sound Design Corporation, of Delaware into which the shares of Common Stock of Drucker-Idaho theretofore represented by such certificate or certificates shall have been converted.

     8. EFFECTIVE DATE OF MERGER. (a) For all purposes of the laws of the State of Delaware, this Certificate of Merger and the merger herein provided for shall become effective and the separate existence of Drucker-Idaho except insofar as it may be continued by statute, shall cease as soon as: This Certificate of Merger shall have been adopted, approved, signed, acknowledged in accordance with the laws of the state of Delaware and certificates of its adoption and approval shall have been executed in accordance with such laws; and this Certificate of merger shall been filed in the Office of the Department of the State of Delaware.

     (b) The corporate identity, existences, purposes, powers, objects, franchises, rights, and immunities of Drucker Sound Design Corporation, of Delaware shall continue unaffected and unimpaired by the merger hereby provided for; and entities, identities, existences, purposes, powers, objects, franchises, rights and immunities of Drucker-Idaho shall be continued in and merged into Drucker Sound Design Corporation, of Delaware shall be fully vested therewith.

     9. AUTHORIZATION. The parties hereto acknowledge and respectively represent that this Merger Certificate is authorized by the laws of the respective jurisdications of the Constituent Corporations and that the matter was approved at a special shareholder meeting of the respective entities at which the shareholders voted as follows:


                     Corporation:              Drucker Sound Design Corporation
                                               (an Idaho corporation)

                     Shares Outstanding:       3,375,000

                     Voted For:                2,7000,000

                     Voted Against:            0

     10. FURTHER ASSURANCES OF TITLE. As when requested by the Surviving Corporation or by its successors or assigns, Drucker-Idaho will execute and deliver or cause to be executed and deliver all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Corporation, Drucker Sound Design Corporation, of Delaware, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any Surviving Corporation title to and possession of any property of any of Drucker Sound Design Corporation, of Idaho acquired by Drucker Sound Design Corporation, of Delaware by reason or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors of Drucker-Idaho and the officers and directors of Drucker Sound Design Corporation, of Delaware are fully authorized in the name of Drucker Sound Design Corporation, of Idaho or otherwise to take any and all such action.

     11. SERVICE OF PROCESS ON SURVIVING CORPORATION.

          (a) Idaho: The Surviving Corporation agrees that it may be served with process in the state of Idaho in any proceeding for enforcement of any obligation of Drucker-Idaho as for the enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of the General Law of Idaho and hereby irrevocably appoints the Secretary of State of idaho as its agent to accept service of process in any suit or other proceedings. Copies of such process shall be mailed to Drucker Sound Design Corporation c/o Richard Rosenbaum, United Stock Transfer, 3680 Greenwood Plaza, Suite 500, Englewood, Colorado 80111.

     12. SHAREHOLDERS RIGHT TO PAYMENT. The Surviving Corporation agrees that subject to the provisions of General Business Corporation Law of the State of Idaho, it will pay to the shareholders may be entitled under the provisions of the above statutes of the law of the State of Idaho as the case may be.

     13. ABANDONMENT. This Certificate of Merger may be abandoned (a) by either Constituent Corporation, acting by its Board of Directors, at anytime prior to its adoptions by the shareholder of both of the Constituent Corporation as provided by law; or (b) by the mutual consent of the Constituent Corporations, acting each by its Board of Directors, at any time after such adoption by such shareholders and prior to the effective time of the merger. in the event of abandonment of the Certificate of Merger pursuant to (a) above, notice thereof shall be given by the Board of Directors of the Constituent Corporation, and thereupon, or abandonment pursuant to (b) above, this Certificate of Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the Constituent Corporations of its Board of Directors of shareholders.

     IN WITNESS WHEREOF, each of the Constituent Corporations pursuant to authority duly granted by its Board of Directors, has caused this Certificate of Merger to be executed by a majority of its directors and its President and Secretary.

     The respective Directors and Officers of the Constituent Corporation do hereby certify that the above Certificate of Merger was adopted by vote of the Shareholders of the Constituent Corporation as set forth in the above Certificate and that said resolution has not been revoked or amended.

DRUCKER SOUND DESIGN                           DRUCKER SOUND DESIGN
CORPORATION - IDAHO                            CORPORATION - DELAWARE

By: /s/ Pat Mackinga                           by:  /s/ Pat Mackinga
    -----------------                               ---------------------------
            President                                           President

By: /s/ Brett Mackinga                         by: /s/ Brett Mackinga
    ------------------                             -----------------------------
            Secretary                                           Secretary

Notary:

STATE OF CALIFORNIA                    )
                                       )
COUNTY OF VENTURA                      )

            Before me, a Notary Public, on this day personally appeared Pat O. Mackinga and Brett Mackinga proven to me to be the persons whose names are subscribed to the foregoing document, and being duly sworn, declared that the statements therein contained are true and correct. Given under my hand and seal of office this 30th day of March, 1990.



                                                       /s/ Wendy D. Fisher
                                                       -------------------
                                 Name printed:             Wendy D. Fisher
                        My commission expires:             March 1, 1991

            Notary Seal:

                                 SK EXHIBIT 3.10

                        DRUCKER SOUND DESIGN CORPORATION:
                       CERTIFICATE OF AMENDMENT - DELAWARE

                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF INCOPORATION


     Drucker Sound Design Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

     FIRST: That a meeting of the Board of Directors of Drucker Sound Design Corporation resolutions were duly adopted setting forth the proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corpiration for consideration thereof. The resolution setting forth the proposed amendments is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof number "1 and 4" so that, as amended said Articles shall be read as follows:

               "The name of the corporation is amended to: Drucker Industries, Inc."

               "The total authorized capital stock of the corporation is amended to 50,000,000 shares of $0.001 par value, all of one class".


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That said amendments as duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, said Drucker Sound Design Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Pat
O. Mackinga its President and Richard Rogge its secretary, this 30th day of August, 1991.


/s/ Richard Rogge                                       /s/ Pat Mackinga
---------------------                                   ------------------------
Secretary                                               President

Notary:

STATE OF CALIFORNIA                    )
                                       )
COUNTY OF VENTURA                      )

     Before me, the undersigned, a Notary Public in and for said State, personally appeared Pat O. Mackinga and Richard Rogge personally known to me or proven to me on the basis of satisfactory evidence to be the persons whose names are subscribed to this instrument and acknowledged that they executed the same.

     WITNESS my hand and official seal dated this 30th day of August, 1991.


/s/ Julie Ellerman                               Notary Seal
-------------------------------
Notary Public Signature



                                                      /s/ Wendy D. Fisher
                                                     ---------------------------
                           Name printed:             Wendy D. Fisher
                  My commission expires:             March 1, 1991

            Notary Seal:

                                 SK EXHIBIT 3.11

                                     BYLAWS

                                     BY-LAWS

                                       of

                            DRUCKER INDUSTRIES, INC.

                             a Delaware Corporation


                                    ARTICLE I

     The initial principal office of the Corporation shall be in Delaware. The Corporation may have offices at such other places within or without the State of Delaware as the Board of Directors may from time to time establish.


                                   ARTICLE II


     CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with corporate action, by any provisions of the statutes of the Certifiate of Incorporation, the meeting and vote of stockholders may be dispensed with, if all the stockholders who should have been entitled to vote upon the action if such meeting were held, shall consent in writing to such corporate action being taken.

                                  ARTICLE III

                               Board of Directors

     Section 1. GENERAL POWERS. The business of the Corpration shall be managed by the Board of Directors, except as otherwise provided by statute or by the Certificate of Incorporation.

     Section 2. NUMBER AND QUALIFICATIONS. The Board of Directors shall consist of up to three (3) members. Except as provided in the Certificate of Incorporation, this number can be increased only by the vote or written consent of the holders of ninety (90) percent of the stock of the Corporation outstanding and entitled to vote. The current number of Directors shall be determined by the Board of Directors at its annual meeting. No Director need be a stockholder.

     Section 3. ELECTION AND TERM OF OFFICE. The Directors shall be elected annually by the stockholders, and shall hold office until their successors are respectively elected and qualified.

     Election of Directors need not be by ballot.

     Section 4. COMPENSATION. The members of the Board of Directors shall be paid a fee of $10.00 for attendance at all annual, regular, special and adjourned meetings of the Board. No such fee shall be paid any director if absent. Any director of the Corporation may also serve the Corporation in any other capacity, and receive compensation therefor in any form. Members of special or standing committees may be allowed like compensation for attending committee meetings.

     Section 5. REMOVAL AND RESIGNATIONS. The stockholders may, at any meeting called for the purpose, by vote of two-thirds of the capital stock issued and outstanding, remove any directors from office, with or without cause; provided however, that no director shall be removed in case the vote of a sufficient number of shares are cast against his removal, which if cumulatively voted at any election of directors would be sufficient to elect him, if cumulative voting is allowed by the Articles of Incorporation.

     The stockholders may, at any meeting, by vote of a majority of such stock represented at such meeting accept the resignation of any director.

     Section 6. VACANCIES. Any vacancy occurring in the office of director may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced.

     When one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have powers to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective.

                                   ARTICLE IV

                         Meetings of Board of Directors

     Section 1. REGULAR MEETINGS. A regular meeting of the Board of Directors may be held without call or formal notice immediately after and at the same place as the annual meeting of the stockholders or any special meeting of the stockholders at such places within or without the State of Delaware and at such times as the Board may by vote from time to time determine.

     Section 2. SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any place whether within or without the State of Delaware at any time when called by the President, Treasurer, Secretary or two or more directors. Notice of the time and place thereof shall be given to each director at least three (3) days before the meeting if by mail or at least twenty-four hours if in person or by telephone or telegraph. A waiver of such notice in writing, signed by the person or persons entitled to said notice, either before or after the time stated therein, shall be deemed equivalent to such notice. Notice of any adjourned meeting of the Board of Directors need not be given.

     Section 3. QUORUM. The presence, at any meeting, of one-third of the total number of directors, but in no case less than two (2) directors, shall be necessary and sufficient to constitute a quorum for the transaction of business except as otherwise required by statute or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present at the time and place of any meeting may adjourn such meeting from time to time until a quorum be present.

     Section 4.a. CONSENT OF DIRECTORS IN LIEU OF MEETING. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board or committee, and such written consent is filed within the minutes of the Corporation.

     b. The Board of Directors may hold regular or special meetings by telephone conference call, provided that any resolutions adopted shall be recorded in writing within 3 days of such telephone conference, and written ratification of such resolutions by the directors shall be provided within 10 days thereafter.

                                    ARTICLE V

                        Committees of Board of Directors

     The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

     The committees of the Board of Directors shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.


                                   ARTICLE VI

                                    Officers

     Section 1. NUMBER. The Corporation shall have a President, one or more Vice Presidents, a Secretary and a Treasurer, and such other officers, agents and factors as may be deemed necessary. One person may hold any two offices except the offices of President and Vice President and the offices of President and Secretary.

     Section 2. ELECTION, TERM OF OFFICE AND QUALIFICATION. The officers specifically designated in Section 1 of this Article VI shall be chosen annually by the Board of Directors and shall hold office until their successors are chosen and qualified. No officer need be a director.

     Section 3. SUBORDINATE OFFICERS. The Board of Directors from time to time may appoint other officers and agents, including one or more Assistant Secretaries and one or more Assistant Treasurers, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these By-Laws or as the Board of Directors from time to time may determine. The Board of Directors may delegate to any office the power to appoint any such subordinate officers, agents and factors and to prescribe their respective authorities and duties.

     Section 4. REMOVALS AND RESIGNATIONS. The Board of Directors may at any meeting called for the purpose, by vote of a majority of their entire number, remove from office any officer or agent of the Corporation, or any member of any committee appointed by the Board of Directors.

     The Board of Directors may at any meeting, by vote of a majority of the directors present at such meeting, accept the resignation of any officer of the Corporation.

     Section 5. VACANCIES. Any vacancy occurring in the office of President, Vice President, Secretary, Treasurer or any other office by death, resignation, removal or otherwise shall be filled for the expired portion of the term in the manner prescribed by these By-Laws for the regular election or appointment to such office.

     Section 6. THE PRESIDENT. The President shall be the chief executive officer of the Corporation and, subject to the direction and under the supervision of the Board of Directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The President shall preside at all meetings of the stockholders and of the Board of Directors at which he is present. The President shall do and perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

     Section 7. THE VICE PRESIDENT. At the request of the President or in the event of his absence or disability, the Vice President, or in case there shall be more than one Vice President, the Vice President designated by the President, or in the absence of such designation, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. Any Vice President shall perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors, or the President.

     Section 8. THE SECRETARY. The Secretary shall:

     a. Record all the proceedings of the meetings of the Corporation and directors in a book to be kept for that purpose;

     b. Have charge of the stock ledger (which may, however, be kept by any transfer agent or agents of the Corporation under the direction of the Secretary), an original or duplicate of which shall be kept at the principal office or place of business of the Corporation in the State of Delaware;

     c. Prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote at said election, arranged in alphabetical order;

     d. See that all notices are duly given in accordance with the provisions of these By- Laws or as required by statute;

     e. Be custodian of the records of the Corporation and the Board of Directors, and of the seal of the Corporation, and see that the seal is affixed to all stock certificates prior to their issuance and to all documents, the execution of which on behalf of the Corporation under its seal have been duly authorized;

     f. See that all books, reports, statements, certificates and the other documents and records required by law to be kept or filed are properly kept or filed; and

     g. In general, perform all duties and have all powers incident to the office of Secretary and perform such other duties and have such powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors or the President.

     Section 9. THE TREASURER. The Treasurer shall:

     a. Have supervision over the funds, securities, receipts, and disbursements of the Corporation;

     b. Cause all monies and other valuable effects of the Corporation to be deposited in its name and to its credit, in such depositories as shall be selected by the Board of Directors or pursuant to authority conferred by the Board of Directors.

     c. Cause the funds of the Corporation to be disbursed by checks or drafts upon the authorized depositories of the Corporation, when such disbursements shall have been duly authorized;

     d. Cause to be taken and preserved proper vouchers for all monies disbursed;

     e. Cause to be kept at the principal office of the Corporation correct books of account of all its business and transactions;

     f. Render to the President or the Board of Directors, whenever requested, an account of the financial condition of the Corporation and of his transactions as Treasurer;

     g. Be empowered to require from the officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and

     h. In general, perform all duties and have all powers incident to the office of Treasurer and perform such other duties and have such power as from time to time may be assigned to him by these By-Laws or by the Board of Directors or President.

     Section 10. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The Assistant Secretaries and Assistant Treasurers shall have such duties as from time to time may be assigned to them by the Board of Directors or the President.

     Section 11. SALARIES. The salaries of the officers of the Corporation shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any person the power to fix the salaries or other compensation of any officers or agents appointed in accordance with the provisions of Section 3 of this Article VI. No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

     Section 12. SURETY BOND. The Board of Directors may secure the fidelity of any or all of the officers of the Corporation by bond or otherwise.

                                   ARTICLE VII

                            Execution of Instruments

     Section 1. EXECUTION OF INSTRUMENTS GENERALLY. All documents or writings of any nature shall be signed, executed, verified, acknowledged and delivered by such officer or officers or such agent of the Corporation and in such manner as the Board of Directors from time to time may determine.

     Section 2. CHECKS, DRAFTS, ETC. All notes, drafts, acceptances, checks, endorsements, and all evidence of indebtedness of the corporation whatsoever, shall be signed by such officer or officers or such agent or agents of the Corporation and in such manner as the Board of Directors from time to time may determine. Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositories shall be made in such manner as the Board of Directors from time to time may determine.

     Section 3. PROXIES. Proxies to vote with respect to shares of stock of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the President or Vice President and the Secretary or Assistant Secretary of the Corporation or by any other person or persons duly authorized by the Board of Directors.


                                  ARTICLE VIII

     Section 1. CERTIFICATES OF STOCK. Every holder of stock in the Corporation shall be entitled to have a certificate, signed in the name of the Corporation by the Chairman or Vice President of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation; provided, however, that where such certificate is signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, President, Vice President, Treasurer, Assistant Treasurer, Secretary, or Assistant Secretary may be facsimile. In case any officer or officers who shall have signed, or whole facsimile signature or signatures shall have been used thereon, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers of the Corporation, and any such delivery shall be regarded as an adoption by the Corporation of such certificate or certificates.

     Certificates of stock shall be in such form as shall, in conformity to law, be prescribed from time to time by the Board of Directors.

     Section 2. TRANSFER OF STOCK. Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by his attorney duly authorized in writing, upon surrender to the Corporation of the certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer tax stamps. In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction on its books.

     Section 3. RIGHTS OF CORPORATION WITH RESPECT TO REGISTERED OWNERS. Prior to the surrender to the Corporation of the certificates for shares of stock with a request to record the transfer of such shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.

     Section 4. CLOSING STOCK TRANSFER BOOK. The Board of Directors may close the Stock Transfer Book of the Corporation for a period not exceeding fifty (50) days preceding the date of any meeting of the stockholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect or for a period of not exceeding (50) days in connection with obtaining the consent of stockholders for any purpose. However, in lieu of closing the Stock Transfer Book, the Board of Directors may fix in advance a date, not exceeding fifty (50) days preceding the date of any meeting of stockholders or the date for the payment of any dividend or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders, and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

     Section 5. LOST, DESTROYED AND STOLEN CERTIFICATES. Where the owner of a Certificate for shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate in place of the original certificate if the owner (a) so requests before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) files with the Corporation a sufficient indemnity bond; and (c) satisfies such other reasonable requirements, including evidence of such loss, destruction, or wrongful taking, as may be imposed by the Corporation.

                                   ARTICLE IX

                                    Dividends

     Section 1. SOURCES OF DIVIDENDS. The directors of the Corporation, subject to any restrictions contained in the statutes and Certificate of Incorporation, may declare and pay dividends upon the shares of the capital stock of the Corporation either (a) out of its new assets in excess of its capital, or (b) in case there shall be no such excess, out of its net profits for the fiscal year then current or the current and preceding fiscal year.

     Section 2. RESERVES. Before the payment of any dividend, the directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose, and the directors may abolish any such reserve in the manner in which it was created.

     Section 3. RELIANCE ON CORPORATE RECORDS. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

     Section 4. MANNER OF PAYMENT. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation at par.


                                    ARTICLE X

                                      Seal

     The Corporate seal, subject to alteration by the Board of Directors, shall be in the form of a circle and shall bear the name of the Corporation and shall indicate its formation under the laws of the State of Delaware. Such seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                   ARTICLE XI

                                   Fiscal Year

     Except as from time to time otherwise provided by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

                                   ARTICLE XII

                                   Amendments

     Section 1. BY THE STOCKHOLDERS. Except as otherwise provided in the Certificate of Incorporation or in these By-Laws, these By-Laws may be amended or repealed, or new By-Laws may be made and adopted by a majority vote of all the stock of the Corporation issued and outstanding and entitled to vote at any annual or special meeting of the stockholders, provided that notice of intention to amend shall have been contained in the notice of meeting.

     Section 2. BY THE DIRECTORS. Except as otherwise provided in the Certificate of Incorporation or in these By-Laws, these By-Laws, including amendments adopted by the stockholders, may be amended or repealed by a majority vote of the whole Board of Directors at any regular or special meeting of the Board, provided that the stockholders may from time to time specify particular provisions of the By-Laws which shall not be amended by the Board of Directors.


                                  ARTICLE XIII

                                 Indemnification

     The Board of Directors hereby adopt the provision of C.R.S. 7-3-101 S (as it may be amended from time to time) relating to Indemnification and in corporate such provisions by this reference as fully as if set forth herein.

                                 SK EXHIBIT 10.1

                               RICHI JOINT VENTURE

                             PARTICIPATION AGREEMENT

     THIS AGREEMENT entered into as of the 21st day of January, 1997.

BETWEEN:

                     RICHI PETROLEUM CORP.
                     Suite 830 - 789 West Pender Street,
                     Vancouver, British Columbia V6C 1H2

           (hereinafter called "Richi")

                                                               OF THE FIRST PART
AND:

         DRUCKER INDUSTRIES, INC.
         Suite 1 - 1035 Richards Street,
         Vancouver, British Columbia V6B 3E4

           (hereinafter called "Drucker" or the "Participant")

                                                              OF THE SECOND PART


     WHEREAS Richi holds the right to an 80.5% profit interest in oil and gas concessions in YanChi County, NingXia Province, in the Peoples Republic of China ("PRC"), and WuQi County, Shaanxi Province PRC approximating 116,100 acres as more fully described in Schedule "A" (the "Concessions") pursuant to a Co-operative Venture agreement dated November 10, 1996 made with the LanTian Material Company of YinChuan, NingXia, PRC (the "Prime Agreement") attached hereto as Schedule "B".

     AND WHEREAS Richi wishes to farmout an undivided 50% profit interest to the Participant hereunder;

     AND WHEREAS the Participant has agreed to accept said interest under the terms and conditions set out herein.

     NOW THEREFORE this agreement witnesseth that in consideration of the premises and the covenants hereinafter contained, the parties hereto agree as follows:


1.  INTERPRETATION
------------------

(a) If any of the terms or conditions of this Agreement conflict with a term or condition of the Prime Agreement, then such term or condition of the Prime
Agreement shall prevail and this Agreement shall be deemed to be modified accordingly.

(b) Headings of the articles of this Agreement are inserted for the convenience of reference only, and shall not affect the meaning or construction thereof.

2.  CONSIDERATION
-----------------

2.01 Drucker agrees to pay 100% of all the costs of exploring and developing the Concessions to Richi, as consideration for an undivided 50% interest in all of the profits generated from the Concessions and paid to a joint venture company incorporated in the PRC and owned 80.5% by Richi (the "CJV") and which holds the right to operate the Concessions.

     The Participant agrees to advance to Richi all monies required to explore and develop the Concessions and to drill each of the test wells and required to perform all earning obligations pursuant to the Prime Agreement which funds are to be advanced to Richi within fifteen (15) days of the request for such funds being received by the Participant from Richi.

     The Participant acknowledges that the amount payable by the Participant for the drilling and completion of a test well is an estimate of such costs only and should the actual costs be in excess of the estimated costs the Participant agrees to advance such additional costs within fifteen (15) days of the request for such funds being received by the Participant from Richi. If, in the drilling of the test wells, Richi encounters practically impenetrable geological horizons or mechanical difficulties, which make further drilling impractical, Richi may abandon any such well and within thirty (30) days after such abandonment, may commence the drilling of a substitutional well which well shall be conclusively deemed to be the respective test well and all the terms and provisions of this Agreement shall apply thereto, mutatis mutandis, with the same force and effect as the well so abandoned.

(a) Upon the Participant advancing the funds set forth in this clause, the Participant shall earn an undivided 50% interest in the profit generated to the CJV from the respective test well being drilled.

     The Participant covenants and agrees that it shall advance funds to Richi within fifteen (15) days of the written request for such funds being received by the Participant where the funds are required for the drilling of a proposed well. Should the Participant decide not to advance its participating interest share of such funds, it shall be forever barred from earning an interest in the test well spacing Unit of the proposed well and in any and all substances produced from the proposed well.

3.  OPERATIONS
--------------

(a)  The  Participant   hereby  engages  Richi  to  perform  on  behalf  of  the
Participant, the Participant's share of the duties, responsibilities, and obligations in respect of the operations on the Concessions. Richi shall have the control and management of all operations conducted on behalf of the Participant, including, without limiting the generality of the foregoing, the drilling, completion and equipping (and plugging, if a dry hole) of any wells (and any substitute well if any well cannot be drilled to total depth because of drilling problems) and the handling and marketing of all petroleum and natural gas substances produced therefrom as well as the payment of all costs, expenses, rentals, royalties, taxes (except income taxes) and other charges which may arise or become due and payable in connection therewith.

(b) The Participant hereby makes, constitutes and appoints Richi as its true and lawful attorney and agent, with full power and authority in its name, place and stead, to execute, swear to, acknowledge, deliver, file and record all certificates, instruments, documents, materials and agreements in relation to the Concessions and the operating agreements which in Richi's sole opinion are necessary or desirable for the proper and expedient conduct of operations on, maintenance for or disposal of the petroleum products from Concessions. The Participant hereby declares its power of attorney to be an irrevocable power complied with an interest and it shall extend to the successors and assigns of the Participant. The Participant hereby agrees to be bound by any act of Richi while acting in good faith pursuant to the within power of attorney, and the Participant hereby waives any and all defenses which may be available to it contest, negate or disaffirm the action of Richi taken in good faith in accordance with the terms of the within power of attorney.

(c) Richi shall for the account of the Participant conduct the operations if required to do so under the operating arrangements in accordance with the provisions of the Laws of the PRC and for such purposes Richi may engage the services of independent contractors at rates prevailing in the area for such services to be performed.

(d) Richi shall have the exclusive charge, control and supervision of any operations conducted under this Agreement and in the conduct of such operations Richi shall act in good faith in the best interests of the Participant and observe the standards of a reasonably prudent operator and carry out all operations in accordance with good oilfield practice. All operations shall be conducted at the sole expense and risk of the Participant subject only to any liability imposed upon Richi by this agreement.

(e) Notwithstanding anything herein contained or implied, Richi shall not be liable to the Participant for any loss or damage which the Participant may suffer or for any claim against the Participant by any other party by reason of anything done or omitted by Richi in the performance of the Operations under this Agreement except in the case of the wilful act or default or gross negligence on the part of Richi. No act or omission of Richi shall of itself be deemed a wilful act or default or gross negligence if such act or omission is done or omitted at the instruction of or with the express knowledge and concurrence of the Participant.

(f) The Participant shall be responsible for all of the costs and expenses relating to the operations hereunder conducted by or on behalf of Richi.

(g) Richi shall be entitled to require the Participant to advance to it from time to time the cost of additional operations which Richi may be required to bear.

(h) The Participant does hereby agree to reimburse Richi for all costs of the operations which Richi has borne on behalf of the Participant under this Agreement and said costs will be advanced by the Participant within fifteen(15) days of being billed by Richi for same.

(i) The Participant hereby indemnifies Richi with respect to any matter arising from its operations hereunder and agrees to hold Richi and its agents and employees harmless in carrying out the provisions hereof.

(j) The Participant acknowledges that any information it may receive from Richi with respect to the operations hereunder is confidential and release of same may not be made to third parties without the consent of Richi in writing first had and received except as required by law or the rules and regulations of any Stock Exchange or Securities Commission or similar authority having jurisdiction over the Participant.

4.  ASSIGNMENT TO THIRD PARTIES
-------------------------------

     Any party may dispose of an interest hereunder, provided that no such disposition shall be effective to increase or multiply the obligations of the other party under this Agreement and at no time will the other party have to deal with more than one party with respect to any interest hereunder. In the event that a party assigns all of its interest hereunder, it will cause its assignee to assume and be bound by all of the terms and provisions hereof and should an interest be assigned to more than one assignee, then the assigning party shall remain liable under this Agreement until such time as one assignee assumes all the duties and obligations hereunder as agent for the other assignees and is novated into this Agreement.

5.  NO WARRANTY
---------------

     The Parties hereto acknowledge that the lands and leases are encumbered by various royalties and other burdens and are subject to the laws of the PRC and that Richi gives no warranty with respect to title thereto.

6.  NO PARTNERSHIP
------------------

     This Agreement is not intended to create and shall not be construed to create a relationship of partnership or an association for profit between the parties hereto. Notwithstanding any provisions herein, the rights and liabilities hereunder are several and not joint or collective and the Agreement shall not create a partnership.

7.  TAX PARTNERSHIP
-------------------

     The parties recognize that this Agreement may create a partnership for Federal and State income tax purposes in the United States of America and the parties do hereby agree to elect not to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code of 1954, as amended, or any subsequent Federal or similar State Statute. All parties agree that if necessary Federal and State partnership income tax returns shall be filed covering operations under this Agreement and Richi agrees to use diligent efforts in the preparation and filing of the partnership tax returns and in making any appropriate elections on such returns, acting on behalf of itself and the other party hereto, and on so doing Richi may make charges for its performance of any internal administrative or professional service in connection with the keeping of records or the filing of returns.

8.  FURTHER ASSURANCES
----------------------

     Each of the parties hereto shall at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

9.  CONCESSION RENEWALS
-----------------------

     Any renewals of the Concessions shall be paid by the Participant. Should the Participant not pay the cost of the said renewal on a timely basis as set out herein then it shall have no interest in the respective Concession renewal.

10.  ADDRESSES FOR SERVICE & NOTICE
-----------------------------------

     The addresses of the parties for service herein shall be as set forth on the first page hereof.

     All notices so required or permitted hereunder shall be in writing and shall be deemed to have been properly given and delivered when delivered personally or when sent from a point within Canada or the U.S.A. by mail or by fax with all postage or charges fully prepaid and addressed to the Parties hereto respectively as set out above.

     Any notice or communication so mailed shall be deemed to have been given to and received by the addressee ninety-six (96) hours after the mailing thereof, Saturdays, Sundays and statutory holidays excepted. Any Party may change its address for the purposes hereof by directing a notice in writing of such change to each of the other parties at its above address and thereafter such changed address shall be effective for all purposes hereunder.

GENERAL
-------

11. All references in this Agreement to monies are expressed in the currency of the United States of America.

12. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia, Canada.

13. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

14. Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or body politic or corporate or vice versa where the context or the parties hereto so require.

     15. The terms of this Agreement express and constitute the entire agreement between the parties.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.


RICHI PETROLEUM CORP.


Per:     ____________________________


DRUCKER INDUSTRIES, INC.


Per:     ____________________________

                                 SK EXHIBIT 10.2

                               MILCO JOINT VENTURE

                             PARTICIPATION AGREEMENT

     THIS AGREEMENT entered into as of the 21st day of January, 1997.

BETWEEN:

         MILCO PETROLEUM INC.
         Suite 830 - 789 West Pender Street,
         Vancouver, British Columbia V6C 1H2

           (hereinafter called "Milco")

                                                               OF THE FIRST PART
AND:

         DRUCKER INDUSTRIES, INC.
         Suite 1 - 1035 Richards Street,
         Vancouver, British Columbia V6B 3E4

           (hereinafter called "Drucker" or the "Participant")

                                                              OF THE SECOND PART


     WHEREAS Milco holds the right to an 85% profit interest in oil and gas concessions in North Shaanxi Province, in the Peoples Republic of China ("PRC"), approximating 800 square kilometres as more fully described in Schedule "A" (the "Concessions") pursuant to a Joint Venture agreement dated November 13, 1996 made with the Zhong Yuan Enterprise Company Shaanxi, 75, LianHu Road, Xi'an, PRC (the "Prime Agreement") attached hereto as Schedule "B".

     AND WHEREAS Milco wishes to farmout an undivided 50% profit interest to the Participant hereunder;

     AND WHEREAS the Participant has agreed to accept said interest under the terms and conditions set out herein.

     NOW THEREFORE this agreement witnesseth that in consideration of the premises and the covenants hereinafter contained, the parties hereto agree as follows:


1.  INTERPRETATION
------------------

(a) If any of the terms or conditions of this Agreement conflict with a term or condition of the Prime Agreement, then such term or condition of the Prime
Agreement shall prevail and this Agreement shall be deemed to be modified accordingly.

(b) Headings of the articles of this Agreement are inserted for the convenience of reference only, and shall not affect the meaning or construction thereof.


2.  CONSIDERATION
-----------------

2.01 Drucker agrees to pay 100% of all the costs of exploring and developing the Concessions to Milco, as consideration for an undivided 50% interest in all of the profits generated from the Concessions and paid to a joint venture company incorporated in the PRC and owned 85% by Milco (the "JV") and which holds the right to operate the Concessions.

     The Participant agrees to advance to Milco all monies required to explore and develop the Concessions and to drill each of the test wells and required to perform all earning obligations pursuant to the Prime Agreement which funds are to be advanced to Milco within fifteen (15) days of the request for such funds being received by the Participant from Milco.

     The Participant acknowledges that the amount payable by the Participant for the drilling and completion of a test well is an estimate of such costs only and should the actual costs be in excess of the estimated costs the Participant agrees to advance such additional costs within fifteen (15) days of the request for such funds being received by the Participant from Milco. If, in the drilling of the test wells, Milco encounters practically impenetrable geological horizons or mechanical difficulties, which make further drilling impractical, Milco may abandon any such well and within thirty (30) days after such abandonment, may commence the drilling of a substitutional well which well shall be conclusively deemed to be the respective test well and all the terms and provisions of this Agreement shall apply thereto, mutatis mutandis, with the same force and effect as the well so abandoned.

(a) Upon the Participant advancing the funds set forth in this clause, the Participant shall earn an undivided 50% interest in the profit generated to the JV from the respective test well being drilled.

     The Participant covenants and agrees that it shall advance funds to Milco within fifteen (15) days of the written request for such funds being received by the Participant where the funds are required for the drilling of a proposed well. Should the Participant decide not to advance its participating interest share of such funds, it shall be forever barred from earning an interest in the test well spacing Unit of the proposed well and in any and all substances produced from the proposed well.

3.  OPERATIONS
--------------

(a)  The  Participant   hereby  engages  Milco  to  perform  on  behalf  of  the
Participant, the Participant's share of the duties, responsibilities, and obligations in respect of the operations on the Concessions. Milco shall have the control and management of all operations conducted on behalf of the Participant, including, without limiting the generality of the foregoing, the drilling, completion and equipping (and plugging, if a dry hole) of any wells (and any substitute well if any well cannot be drilled to total depth because of drilling problems) and the handling and marketing of all petroleum and natural gas substances produced therefrom as well as the payment of all costs, expenses, rentals, royalties, taxes (except income taxes) and other charges which may arise or become due and payable in connection therewith.

(b) The Participant hereby makes, constitutes and appoints Milco as its true and lawful attorney and agent, with full power and authority in its name, place and stead, to execute, swear to, acknowledge, deliver, file and record all certificates, instruments, documents, materials and agreements in relation to the Concessions and the operating agreements which in Milco's sole opinion are necessary or desirable for the proper and expedient conduct of operations on, maintenance for or disposal of the petroleum products from Concessions. The Participant hereby declares its power of attorney to be an irrevocable power complied with an interest and it shall extend to the successors and assigns of the Participant. The Participant hereby agrees to be bound by any act of Milco while acting in good faith pursuant to the within power of attorney, and the Participant hereby waives any and all defenses which may be available to it contest, negate or disaffirm the action of Milco taken in good faith in accordance with the terms of the within power of attorney.

(c) Milco shall for the account of the Participant conduct the operations if required to do so under the operating arrangements in accordance with the provisions of the Laws of the PRC and for such purposes Milco may engage the services of independent contractors at rates prevailing in the area for such services to be performed.

(d) Milco shall have the exclusive charge, control and supervision of any operations conducted under this Agreement and in the conduct of such operations Milco shall act in good faith in the best interests of the Participant and observe the standards of a reasonably prudent operator and carry out all operations in accordance with good oilfield practice. All operations shall be conducted at the sole expense and risk of the Participant subject only to any liability imposed upon Milco by this agreement.

(e) Notwithstanding anything herein contained or implied, Milco shall not be liable to the Participant for any loss or damage which the Participant may suffer or for any claim against the Participant by any other party by reason of anything done or omitted by Milco in the performance of the Operations under this Agreement except in the case of the wilful act or default or gross negligence on the part of Milco. No act or omission of Milco shall of itself be deemed a wilful act or default or gross negligence if such act or omission is done or omitted at the instruction of or with the express knowledge and concurrence of the Participant.

(f) The Participant shall be responsible for all of the costs and expenses relating to the operations hereunder conducted by or on behalf of Milco.

(g) Milco shall be entitled to require the Participant to advance to it from time to time the cost of additional operations which Milco may be required to bear.

(h) The Participant does hereby agree to reimburse Milco for all costs of the operations which Milco has borne on behalf of the Participant under this Agreement and said costs will be advanced by the Participant within fifteen(15) days of being billed by Milco for same.

(i) The Participant hereby indemnifies Milco with respect to any matter arising from its operations hereunder and agrees to hold Milco and its agents and employees harmless in carrying out the provisions hereof.

(j) The Participant acknowledges that any information it may receive from Milco with respect to the operations hereunder is confidential and release of same may not be made to third parties without the consent of Milco in writing first had and received except as required by law or the rules and regulations of any Stock Exchange or Securities Commission or similar authority having jurisdiction over the Participant.

4.  ASSIGNMENT TO THIRD PARTIES
-------------------------------

     Any party may dispose of an interest hereunder, provided that no such disposition shall be effective to increase or multiply the obligations of the other party under this Agreement and at no time will the other party have to deal with more than one party with respect to any interest hereunder. In the event that a party assigns all of its interest hereunder, it will cause its assignee to assume and be bound by all of the terms and provisions hereof and should an interest be assigned to more than one assignee, then the assigning party shall remain liable under this Agreement until such time as one assignee assumes all the duties and obligations hereunder as agent for the other assignees and is novated into this Agreement.

5.  NO WARRANTY
---------------

     The Parties hereto acknowledge that the lands and leases are encumbered by various royalties and other burdens and are subject to the laws of the PRC and that Milco gives no warranty with respect to title thereto.

6.  NO PARTNERSHIP
------------------

     This Agreement is not intended to create and shall not be construed to create a relationship of partnership or an association for profit between the parties hereto. Notwithstanding any provisions herein, the rights and liabilities hereunder are several and not joint or collective and the Agreement shall not create a partnership.

7.  TAX PARTNERSHIP
-------------------

     The parties recognize that this Agreement may create a partnership for Federal and State income tax purposes in the United States of America and the parties do hereby agree to elect not to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code of 1954, as amended, or any subsequent Federal or similar State Statute. All parties agree that if necessary Federal and State partnership income tax returns shall be filed covering operations under this Agreement and Milco agrees to use diligent efforts in the preparation and filing of the partnership tax returns and in making any appropriate elections on such returns, acting on behalf of itself and the other party hereto, and on so doing Milco may make charges for its performance of any internal administrative or professional service in connection with the keeping of records or the filing of returns.

8.  FURTHER ASSURANCES
----------------------

     Each of the parties hereto shall at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

9.  CONCESSION RENEWALS
-----------------------

     Any renewals of the Concessions shall be paid by the Participant. Should the Participant not pay the cost of the said renewal on a timely basis as set out herein then it shall have no interest in the respective Concession renewal.

10.  ADDRESSES FOR SERVICE & NOTICE
-----------------------------------

     The addresses of the parties for service herein shall be as set forth on the first page hereof.

     All notices so required or permitted hereunder shall be in writing and shall be deemed to have been properly given and delivered when delivered personally or when sent from a point within Canada or the U.S.A. by mail or by fax with all postage or charges fully prepaid and addressed to the Parties hereto respectively as set out above.

     Any notice or communication so mailed shall be deemed to have been given to and received by the addressee ninety-six (96) hours after the mailing thereof, Saturdays, Sundays and statutory holidays excepted. Any Party may change its address for the purposes hereof by directing a notice in writing of such change to each of the other parties at its above address and thereafter such changed address shall be effective for all purposes hereunder.

GENERAL
-------

11. All references in this Agreement to monies are expressed in the currency of the United States of America.

12. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia, Canada.

13. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

14. Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or body politic or corporate or vice versa where the context or the parties hereto so require.

15. The terms of this Agreement express and constitute the entire agreement between the parties.


     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.


MILCO PETROLEUM INC.


Per:     ____________________________


DRUCKER INDUSTRIES, INC.


Per:     ____________________________